THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

             PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 8, 1999 PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 30, 1998)

                                                                 [HERCULES LOGO]

                        10,000,000 PREFERRED SECURITIES

                                HERCULES TRUST I
               % TRUST ORIGINATED PREFERRED SECURITIES(SM) ("TOPrS(SM)")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                             HERCULES INCORPORATED
                            ------------------------

                                   THE TRUST:

Hercules Trust I is a Delaware business trust which will:

- sell preferred securities to the public;

- sell common securities to Hercules;

- use the proceeds from these sales to buy an equal principal amount of     %
  Junior Subordinated Deferrable Interest Debentures due 2029 of Hercules; and

- distribute the cash payments it receives from Hercules on the debentures to the holders of the preferred securities and the common securities.

                            QUARTERLY DISTRIBUTIONS:

- For each preferred security that you own, you will receive cumulative cash
  distributions accumulating from March   , 1999 at an annual rate of     % of
  the liquidation amount of $25 per preferred security, on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999.

- Hercules may defer interest payments on the debentures at any time, and from time to time, for up to 20 consecutive quarterly periods. If Hercules does defer interest payments, the Trust will also defer payment of distributions on the preferred securities to you. However, deferred distributions will
  themselves accumulate distributions at an annual rate of     % (to the extent
  permitted by law).

                              OPTIONAL REDEMPTION:

- The Trust may redeem some or all of the preferred securities at times discussed herein at a redemption price equal to $25 per preferred security plus accumulated distributions, if any.

                                   HERCULES:

- Hercules will effectively guarantee, fully and unconditionally, the payment by the Trust of amounts due on the preferred securities as discussed herein and in the accompanying prospectus.

  The Trust will apply to have the preferred securities listed on the New York Stock Exchange. If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the preferred securities are first issued.

   INVESTING IN THE PREFERRED SECURITIES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                  PER
                                                               TOPrS(SM)        TOTAL
                                                               ---------        -----
Public offering price(1)....................................    $25.00       $250,000,000
Underwriting commission to be paid by Hercules..............       $              $
Proceeds to the Trust.......................................    $25.00       $250,000,000

(1) Plus accumulated distributions from March   , 1999, if settlement occurs
    after that date.

  The underwriters may also purchase up to an additional 1,500,000 preferred securities at the public offering price within 30 days after the date of this prospectus supplement to cover any over-allotments. Hercules will pay the underwriting commission for each additional preferred security purchased.

  The Trust expects the preferred securities will be ready for delivery in
book-entry form only through The Depository Trust Company on or about March   ,
1999.
                            ------------------------

MERRILL LYNCH & CO.
            A.G. EDWARDS & SONS, INC.
                         MORGAN STANLEY DEAN WITTER
                                     PAINEWEBBER INCORPORATED
                                              PRUDENTIAL SECURITIES
                                                      SALOMON SMITH BARNEY
                            ------------------------

           The date of this prospectus supplement is March   , 1999.
------------------------

"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                       PROSPECTUS SUPPLEMENT
Summary Information -- Q&A..................................     S-3
Risk Factors................................................     S-6
Information about Hercules..................................     S-9
Use of Proceeds.............................................    S-10
Capitalization..............................................    S-11
Selected Historical Financial Information...................    S-12
Accounting Treatment........................................    S-13
Description of Securities...................................    S-13
Certain Terms of the Preferred Securities...................    S-13
Certain Terms of the Debentures.............................    S-18
Certain United States Federal Income Tax Consequences.......    S-21
Underwriting................................................    S-25

                                                                PAGE
                                                                ----
                             PROSPECTUS
Available Information.......................................       2
Incorporation of Certain Documents By Reference.............       3
The Company.................................................       4
The Hercules Trusts.........................................       4
Use of Proceeds.............................................       6
Ratio of Earnings to Fixed Charges..........................       6
Description of the Securities to be Offered.................       7
Description of Debt Securities..............................       8
Description of Capital Stock................................      25
Description of Warrants.....................................      33
Description of Trust Preferred Securities...................      34
Description of Guarantees...................................      41
Description of Purchase Contracts and Purchase Units........      44
Plan of Distribution........................................      44
Legal Matters...............................................      45
Experts.....................................................      46

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, respectively. Hercules' business, financial condition, results of operations and prospects may have changed since such dates.

     The following information concerning Hercules, the Trust, the preferred securities, the preferred securities guarantee and the debentures adds to, and should be read in conjunction with, the information contained in the accompanying prospectus. Capitalized terms used in this prospectus supplement have the same meanings as in the accompanying prospectus. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                           SUMMARY INFORMATION -- Q&A

     This prospectus supplement and the accompanying prospectus are referred to collectively as the "Prospectus Documents" and should be read together. This summary highlights selected information from the Prospectus Documents to help you understand the preferred securities. You should carefully read the Prospectus Documents to understand fully the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page S-6 of this prospectus supplement to determine whether an investment in the preferred securities is appropriate for you.

     For your convenience, we make reference to specific page numbers in this prospectus supplement (pages S-1 through S-27) and the accompanying prospectus (pages 1 through 46) for more detailed information regarding some of the terms and concepts used throughout this prospectus supplement.

WHAT ARE THE PREFERRED SECURITIES?

     Each preferred security represents an undivided beneficial interest in the assets of the Trust. The underwriters are offering 10,000,000 preferred securities at a public offering price of $25 for each preferred security. The underwriters may also purchase up to an additional 1,500,000 preferred securities at the public offering price within 30 days after the date of this prospectus supplement to cover over-allotments, if any. See "Underwriting" on page S-25.

WHO IS THE TRUST?

     Hercules Trust I (the "Trust") is a Delaware business trust. The Trust will sell its preferred securities to the public and its common securities to Hercules. The Trust will use the proceeds from these sales to buy a series of
  % Junior Subordinated Deferrable Interest Debentures due 2029 (the "debentures") from Hercules with the same economic terms as the preferred securities.

     There are five trustees of the Trust. Three of the trustees are officers of Hercules (the "administrative trustees"). The Chase Manhattan Bank will act as the property trustee of the Trust and Chase Manhattan Bank Delaware will act as the Delaware trustee.

WHO IS HERCULES?

     Hercules is a publicly owned specialty chemical company. Hercules' common stock is listed as "HPC" on the New York Stock Exchange. Hercules manufactures chemical specialty products that are used in a variety of home, office and industrial products.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS ON THE PREFERRED SECURITIES?

     If you purchase the preferred securities, you will be entitled to receive
cumulative cash distributions at an annual rate of      % of the liquidation
amount of $25 per preferred security. Distributions will accumulate from March
  , 1999 and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

     Hercules may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the debentures has occurred and is continuing. See page 21 for a description of the events of default under the debentures. A deferral of interest payments cannot extend beyond the stated maturity date of the
debentures (which is March   , 2029).

     If Hercules defers interest payments on the debentures, the Trust will also defer its distributions on the preferred securities to you. During this deferral period, distributions will continue to accumulate on the preferred securities at
an annual rate of      % of the liquidation amount of $25 per preferred
security. Also, the deferred distributions will themselves accumulate distributions at an annual rate of % (to the extent permitted by law). Once Hercules makes all deferred interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

     During any period in which Hercules defers interest payments on the debentures, Hercules will not be permitted to (with certain exceptions described on pages S-19 and S-20):

     - pay a dividend or make any other payment or distribution on its capital stock;

     - redeem, purchase or make a liquidation payment on any of its capital stock; or

     - make a principal, premium or interest payment, or repurchase or redeem, any of its debt securities that rank equal with or junior to the debentures.

     If Hercules defers interest payments on the debentures, you will be required to accrue interest income for United States federal income tax purposes before you receive cash distributions. See "Certain United States Federal Income Tax Consequences" on page S-21 and "Risk Factors -- Ability to Defer Distributions Has Tax Consequences For You and May Affect the Trading Price of the Preferred Securities" on page S-7.

WHEN CAN THE TRUST REDEEM THE PREFERRED SECURITIES?

     The Trust will redeem all of the outstanding preferred securities when the
debentures are paid at maturity on March   , 2029.

     Hercules may redeem the debentures, in whole or, on or after March   ,
2004, in part, before their maturity at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest to the date of redemption:

     - on one or more occasions any time on or after March   , 2004; and

     - before March   , 2004, if certain changes in tax or investment company
       law occur or will occur within 90 days (each of which is a "Special Event" more fully described on pages S-14 and S-15).

     If Hercules redeems any debentures before their maturity, the Trust will use the cash it receives on the redemption of the debentures to redeem, on a pro rata basis, preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed, unless an event of default under the amended and restated trust agreement of the Trust (the "trust agreement") has occurred and is continuing, in which case the preferred securities will be redeemed before any common securities. See pages 21 and 37 for a description of an event of default under the trust agreement. The redemption price will be equal to $25 per security plus accumulated distributions, if any.

WHAT IS THE NATURE OF HERCULES' GUARANTEE OF THE PREFERRED SECURITIES?

     Hercules will fully and unconditionally guarantee the preferred securities based on:

     - its obligations to make payments on the debentures;

     - its obligations under its guarantee of the preferred securities (the "preferred securities guarantee"); and

     - its obligations under the trust agreement and its junior subordinated debentures indenture (the "indenture").

     If Hercules does not make a required payment on the debentures, the Trust will not have sufficient funds to make the related payment on the preferred securities. The preferred securities guarantee does not cover payments on the preferred securities when the Trust does not have sufficient funds to make such payments. Hercules' obligations under the debentures are junior to its obligations to make payments on its Senior Indebtedness (as such term is defined on page S-18), while Hercules' obligations under the preferred securities guarantee are junior to its obligations to make payments on all of its other liabilities, except as discussed elsewhere in the Prospectus Documents. See "Risk Factors -- Hercules' Obligations Under the Debentures and the Preferred Securities Guarantee Are Subordinated" on page S-6.

WHEN CAN THE DEBENTURES BE DISTRIBUTED TO YOU?

     Hercules, as the sponsor of the Trust, has the right to dissolve the Trust at any time if the dissolution and any distribution of the debentures would not result in a taxable event to holders of the preferred securities. If Hercules exercises this right to dissolve the Trust, the Trust will be liquidated by distribution of the debentures to holders of the preferred securities and the common securities.

WHAT HAPPENS IF THE TRUST IS DISSOLVED AND THE DEBENTURES ARE NOT DISTRIBUTED?

     The Trust may also be dissolved in circumstances where the debentures will not be distributed to you. In those situations, after satisfaction of creditors of the Trust, if any, the Trust will be obligated to pay in cash the liquidation amount of $25 for each preferred security plus accumulated distributions to the date such payment is made. The Trust will be able to make this liquidation distribution only if the debentures are redeemed by Hercules.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

     The Trust will apply to have the preferred securities listed on the New York Stock Exchange. If approved for listing, trading of the preferred securities on the New York Stock Exchange is expected to commence within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market for the preferred securities will develop or be maintained.

     If the Trust distributes the debentures, Hercules will use its best efforts to list them on the New York Stock Exchange or any other exchange or other organization on which the preferred securities are then listed.

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

     The preferred securities will be represented by one or more global securities that will be deposited with, and registered in the name of, The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for your preferred securities but, instead, will hold your interest through DTC's system. The preferred securities
will be ready for delivery through DTC on or about March   , 1999.

                                  RISK FACTORS

     Your investment in the preferred securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in the Prospectus Documents, before deciding whether an investment in the preferred securities is suitable for you.

HERCULES' OBLIGATIONS UNDER THE DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE ARE SUBORDINATED

     Hercules' obligations under the debentures are unsecured and will rank junior in priority of payment to Hercules' Senior Indebtedness. This means that Hercules cannot make any payments of principal (including redemption payments) or interest on the debentures if it defaults on a payment on its Senior Indebtedness. In addition, if the maturity of the debentures is accelerated, then holders of Senior Indebtedness will be entitled to be paid in full before Hercules makes any payment on the debentures. In the event of the bankruptcy, liquidation or dissolution of Hercules, its assets would be available to pay obligations under the debentures only after all payments had been made on its Senior Indebtedness. At December 31, 1998, on a pro forma basis, as if on that date Hercules and the Trust had issued and sold the preferred securities and the debentures and applied the estimated net proceeds thereof, approximately
$          million, as described in this prospectus supplement, the total amount of Hercules' Senior Indebtedness would have been approximately $3.482 billion. See "Capitalization" on page S-11 and "Use of Proceeds" on page S-10.

     Hercules' obligations under the preferred securities guarantee are unsecured and will rank in priority of payment:

     - junior to all of Hercules' other liabilities, except those liabilities made equal with or junior to the preferred securities guarantee by their terms; and

     - senior to all of Hercules' capital stock now outstanding or issued in the future, including its common stock, and with any guarantee issued by it now or in the future in respect of its capital stock or the capital stock of any of its affiliates, including other business trusts like the Trust.

     This means that Hercules cannot make any payments on the preferred securities guarantee if it defaults on a payment of any of its other liabilities, except those liabilities made equal with or junior to the preferred securities guarantee by their terms. In the event of the bankruptcy, liquidation or dissolution of Hercules, its assets would be available to pay obligations under the preferred securities guarantee only after all payments had been made on its other liabilities (except those liabilities made equal with or junior to the preferred securities guarantee by their terms).

     Neither the debentures nor the preferred securities guarantee will limit the ability of Hercules and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the preferred securities guarantee.

     For more information, see "Certain Terms of the Debentures -- Subordination" on page S-18 and "Description of
Guarantees -- Ranking" on page 42.

PREFERRED SECURITIES GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS CASH AVAILABLE

     The ability of the Trust to pay distributions on the preferred securities, the redemption price of the preferred securities and the liquidation amount of each preferred security is solely dependent upon Hercules making the related payments on the debentures when due.

     If Hercules defaults on its obligation to pay principal (including redemption payments) or interest on the debentures, the Trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each preferred security. In those circumstances, you will not be able to rely upon the preferred securities guarantee for payment of these amounts because the preferred securities guarantee covers such payment only when the Trust has sufficient funds on hand but fails to make such payment.

     Instead, you may:

     - seek legal redress against Hercules directly or seek other remedies to collect your pro rata share of payments owed; or

     - rely on the property trustee to enforce the Trust's rights under the debentures.

ABILITY TO DEFER DISTRIBUTIONS HAS TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES

     So long as no event of default under the debentures has occurred and is continuing, Hercules may, on one or more occasions, defer interest payments to the Trust on the debentures as described in this prospectus supplement. See "Certain Terms of the Debentures -- Option to Extend Interest Payment Period" on page S-19. If Hercules defers interest payments on the debentures, the Trust will defer distributions on the preferred securities to you during any deferral period.

     If Hercules defers interest payments on the debentures, you will be required to accrue interest income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to your share of the preferred securities for United States federal income tax purposes. As a result, you will include such income in gross income for United States federal income tax purposes prior to the receipt of any cash distributions. In addition, you will not receive cash from the Trust related to such income if you dispose of your preferred securities prior to the record date on which distributions of such amounts are made.

     Hercules has no current intention of deferring interest payments on the debentures. However, if Hercules exercises its right to do so in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of Hercules' right to defer payments of interest on the debentures may mean that the market price for the preferred securities (which represent an undivided beneficial interest in the debentures) may be more volatile than other securities that do not have this right.

     See "Certain United States Federal Income Tax Consequences" on page S-21 for more information regarding United States federal income tax consequences.

PREFERRED SECURITIES MAY BE REDEEMED BEFORE MARCH   , 2004 IF A SPECIAL EVENT
OCCURS

     Upon the occurrence of a Special Event before March   , 2004, Hercules may
redeem the debentures, in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof plus any accrued and unpaid interest to the redemption date. The Trust will use the cash it receives on any such redemption of the debentures to redeem an equivalent liquidation amount of the preferred securities and the common securities on a pro rata basis, unless an event of default under the trust agreement has occurred and is continuing, in which case the preferred securities will be redeemed before any common securities.

     See "Certain Terms of the Preferred Securities -- Special Event Redemption" on page S-14 for more information.

PREFERRED SECURITIES MAY BE REDEEMED ON OR AFTER MARCH   , 2004 AT HERCULES'
OPTION

     At Hercules' option, the debentures may be redeemed, in whole or in part,
at any time on or after March   , 2004 at a redemption price equal to 100% of
the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Certain Terms of the Debentures -- Redemption" on page S-19. You should assume that Hercules will exercise its redemption option when prevailing interest rates at the time are lower than the interest rate on the debentures, so that the redemption proceeds generally will not be able to be reinvested in a comparable security at as high a rate. If Hercules exercises such redemption option, the Trust will use the cash it receives on the redemption of the debentures to redeem an equivalent liquidation amount of the preferred securities and the common securities on a pro rata basis, unless an event of default under the trust agreement has occurred and is continuing, in which case the preferred securities will be redeemed before any common securities.

     See "Certain Terms of the Preferred Securities -- Redemption" on page S-14 for more information.

DISTRIBUTION OF DEBENTURES MAY HAVE A POSSIBLE ADVERSE EFFECT ON TRADING PRICE

     Hercules has the right to dissolve the Trust at any time if such dissolution and any distribution of the debentures would not result in a taxable event to the holders of the preferred securities. If Hercules dissolves the Trust, the Trust will be liquidated by distribution of the debentures to holders of the preferred securities and the common securities.

     Under current United States federal income tax laws, a distribution of debentures to you on the dissolution of the Trust would not be a taxable event to you. Nevertheless, if the Trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of debentures to you would be a taxable event. In addition, if there is a change in law, a distribution of debentures to you on the dissolution of the Trust could also be a taxable event.

     Although Hercules will use its best efforts to list the debentures on the New York Stock Exchange (or any other exchange or organization on which the preferred securities are then listed) if they are distributed, we cannot assure you that the debentures will be approved for listing or that a liquid trading market for the debentures will develop or be maintained.

     Hercules cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive on a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

     Because you may receive debentures, you should make an investment decision with regard to the debentures in addition to the preferred securities. You should carefully review all the information regarding the debentures contained in the Prospectus Documents. See "Certain United States Federal Income Tax Consequences -- Receipt of Debentures or Cash Upon Liquidation of the Trust" on page S-23 for more information.

LIMITED VOTING RIGHTS

     You will have limited voting rights. In general, unless an event of default under the trust agreement has occurred and is continuing, only Hercules may elect or remove any of the trustees, and in no event may holders of the preferred securities remove the administrative trustees.

     See "The Hercules Trusts" on page 4 and "Description of Trust Preferred Securities -- Voting Rights; Amendment of a Trust Agreement" on page 39 for more information.

HERCULES' OBLIGATIONS UNDER THE CREDIT AGREEMENT

     The credit agreement which Hercules entered into when it acquired BetzDearborn provides that the entry of a judgment or judgments against Hercules involving aggregate liabilities of $50 million or more, which have not been vacated, discharged, stayed or bonded pending appeal within 60 days of entry, is an event of default. As previously reported in reports filed with the Securities and Exchange Commission, in an action involving Hercules and another company, the court ordered Hercules and the other company to pay $102.9 million, plus additional response costs. A trial on the allocation of damages between Hercules and the other company has been completed but the judgment has not been rendered. Hercules expects to appeal any determination of liability against it. If the court finds against Hercules for $50 million or more after all of its appeals have been exhausted and Hercules does not pay that amount, then certain of Hercules' lenders, including the lenders under the credit agreement, may accelerate their loans. However, Hercules believes that it will have access to sufficient funds to pay any such judgment within the 60-day period, although no assurance can be given that Hercules will have sufficient funds or that the impact will not be significant if it does not have such funds. For a discussion of the debt incurred to acquire BetzDearborn and other long-term debt, see "Capitalization" on page S-11.

                           INFORMATION ABOUT HERCULES

     Hercules manufactures chemical specialty products used in making a variety of products for home, office and industrial markets. Hercules operates, both domestically and throughout the world, in three industry segments: Chemical Specialties; Functional Products; and Process Chemicals and Services. The Chemical Specialties segment is comprised of Resins and FiberVisions. The Functional Products segment is comprised of Aqualon and Food Gums. The Process Chemicals and Services segment is comprised of Pulp and Paper and BetzDearborn's business.

     As of December 31, 1998, Hercules had 12,357 employees worldwide. Approximately 7,249 employees were located in the United States.

RECENT DEVELOPMENTS

     In 1998, Hercules made five business acquisitions that contributed approximately $450 million (or $1.6 billion on an annualized basis) to Hercules' 1998 revenues. The acquisitions included:

     - Citrus Colloids, which gave the Food Gums division alternate pectin-extraction technologies;

     - Alliance Technical Products, which fortified the Resins' division position in tackifier dispersions;

     - the purchase from a former venture partner of the remaining 49% interest in FiberVisions, the world's largest producer of thermal-bond fibers for disposable diapers;

     - Houghton International's paper chemical groups, which was added to the Pulp and Paper division; and

     - BetzDearborn, which was added to the Pulp and Paper division. The BetzDearborn acquisition also gave Hercules a leading franchise in water treatment.

     Hercules reported a net loss of $164 million, or $1.64 per share, in the fourth quarter of 1998. Excluding nonrecurring after-tax charges of $197 million, net earnings for the fourth quarter of 1998 were $33 million compared to $73 million (excluding nonrecurring after-tax charges of $14 million and an accounting change of $5 million) for the same period in 1997. Sales for 1998 were $2.15 billion compared to $1.87 billion for 1997, an increase of 15%, including revenues from the acquired businesses. Net earnings for 1998 were $9 million and diluted earnings per share were $0.10 compared to $319 million (net of an accounting charge of $5 million) and $3.13 (net of an accounting change of $0.05), respectively, for 1997. In addition, certain pro forma information relating to the acquisitions of BetzDearborn and FiberVisions prepared in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," (reflecting a net loss as a result of including nonrecurring charges associated with such acquisitions) is contained in Footnote 1 to Hercules' consolidated financial statements.

     The consolidated financial statements of Hercules as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 are incorporated by reference herein from Hercules' Current Report on Form 8-K.

     Hercules' efforts to integrate BetzDearborn are ahead of schedule. Hercules expects to achieve synergies resulting in at least $125 million in annualized cost savings by the end of 2000. Hercules now estimates that by the end of the first quarter of 1999 it will have achieved in excess of $42 million in annualized cost savings with a headcount reduction of more than half of the original target of 700. Most of the impact of synergies on earnings in 1999 is expected in the last three quarters of the year.

     Hercules has announced major expansion projects designed to strengthen its market position in key growth areas while continuing to improve its manufacturing efficiencies: a $70 million expansion in Belgium to increase methylcellulose capacity by 7,000 tons; a 2,200 ton pectin capacity addition in Germany, and a 20% capacity expansion of hydroxypropylcellulose in Virginia. In addition, a new carrageenan plant was started up in the Philippines adding 2,400 tons of new capacity using cost-saving gel press technology. Finally, a new plant in China was commissioned for the manufacture of high-performance paper chemicals with a capacity in excess of 20,000 tons.

     On November 12, 1998, Hercules Trust V, a subsidiary of Hercules sold $200 million Redeemable Hybrid Income Overnight Shares ("RHINOS") to an affiliate of NationsBanc Montgomery Securities LLC. The RHINOS are short-term auction-rate reset preferred securities of Hercules Trust V, which used the proceeds from the sale of the RHINOS to purchase junior subordinated notes issued by Hercules. The RHINOS are guaranteed by Hercules.

     Hercules will pay interest with respect to the junior subordinated notes and Hercules Trust V will pay distributions with respect to the RHINOS at a floating rate. The RHINOS are expected to be remarketed pursuant to their terms within twelve months from their issuance. The interest and distribution rates will be reset to a fixed rate in the remarketing based on bids received in a private auction to qualified institutional buyers, and the maturity date will be reset to the one-year anniversary of the successful remarketing. Hercules will be required to redeem the RHINOS if remarketing does not occur within the established remarketing period. Hercules currently anticipates that the remarketing will take place in the latter part of the third quarter or in the fourth quarter of 1999. The remarketing of RHINOS may be accelerated under certain circumstances, including the cure of any event of default under Hercules' senior bank debt that may occur following the issuance of the RHINOS, and a decline in the price of Hercules' common stock by more than 33% from Hercules' common stock price as of the closing of the RHINOS transaction.

     In addition, Hercules agreed to publicly offer and sell, and NationsBanc Montgomery Securities LLC agreed to underwrite, $200 million of Hercules common stock following the successful remarketing or redemption of the RHINOS.

     This Recent Developments section includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting Hercules' current analysis and expectations, based on reasonable assumptions. Results could differ materially depending on such factors as business climate, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, inability to integrate BetzDearborn, acceleration of existing or future debt instruments arising from the failure to comply with covenants thereunder or otherwise, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, and adverse changes in economic and political climates around the world. As appropriate, additional factors are contained in reports filed with the Securities and Exchange Commission. This paragraph is included to provide a safe harbor for such forward-looking statements, which are not required to be publicly revised as circumstances change.

                                USE OF PROCEEDS

     All of the proceeds received from the sale of the preferred securities and the common securities will be invested by the Trust in the debentures. Hercules intends to use the net proceeds from the issuance of the debentures, estimated
at $     million, for the partial repayment of a term loan made under its existing $3.65 billion credit facility with a syndicate of banks. Such term loan bears interest at LIBOR plus 2.00% and is due as of December 31, 1999. See "Capitalization" on page S-11.

                                 CAPITALIZATION

     The following table sets forth the consolidated short-term debt and consolidated capitalization of Hercules at December 31, 1998 (1) on a historical basis and (2) on an as adjusted basis to reflect the sale of the preferred securities, the issuance of the debentures and the application of the estimated net proceeds thereof as described under "Use of Proceeds" on page S-10.

                                                                DECEMBER 31, 1998
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN MILLIONS)
Short-Term Debt:
  Bank debt.................................................  $    80      $    80
  Current maturities of long-term debt......................      486          236
                                                              -------      -------
     Short-term debt........................................  $   566      $   316
                                                              -------      -------
Long-Term Debt:
  6.15% notes due 2000......................................  $   100      $   100
  6.60% debenture 2027......................................      100          100
  7.85% notes due 2000......................................       25           25
  6.625% notes due 2003.....................................      125          125
  8% convertible subordinated debentures due 2010...........        3            3
  Term loan tranche A due in varying amounts through 2003
     (a)....................................................    1,250        1,250
  Term loan tranche B due 1999 (a)..........................      470          220
  Term loan tranche C due 2000 (a)..........................    1,000        1,000
  Revolving credit agreement due 2003 (a)...................      288          288
  ESOP debt (b).............................................      110          110
  Term notes at various rates from 5.11% to 9.60% in varying
     amounts through 2006 (c)...............................      102          102
  Other.....................................................        9            9
                                                              -------      -------
     Total long-term debt...................................    3,582        3,332
     Current maturities of long-term debt...................     (486)        (236)
                                                              -------      -------
     Net long-term debt.....................................    3,096        3,096
                                                              -------      -------
Company-obligated preferred securities of subsidiary
  trusts....................................................      200          450
                                                              -------      -------
Stockholders' Equity:
  Common stock -- 154,823,496 shares outstanding............       81           81
  Additional paid-in capital................................      504          504
  Unearned compensation.....................................     (130)        (130)
  Foreign currency translation adjustment...................      (13)         (13)
  Retained earnings.........................................    2,068        2,068
  Reacquired stock at cost -- 53,995,692 shares.............   (1,951)      (1,951)
                                                              -------      -------
     Total stockholders' equity.............................      559          559
                                                              -------      -------
Total Capitalization (Total long-term debt plus preferred
  securities plus stockholders' equity).....................  $ 4,341      $ 4,341
                                                              =======      =======

------------------------
(a) The BetzDearborn acquisition was financed with borrowings under a $3.65 billion credit facility with a syndicate of banks. The syndication includes three tranches of varying maturity term loans totaling $2.75 billion and a $900 million revolving credit agreement.

(b) Hercules assumed a $94 million loan guarantee related to the BetzDearborn ESOP Trust. The loan was recorded at fair market value at the date of acquisition.

(c) These term notes relate to the July 1998 acquisition of the remaining 49% share of FiberVisions L.L.C. from a former venture partner.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information of Hercules and its consolidated subsidiaries is derived from, should be read in conjunction with, and is qualified in its entirety by, Hercules' consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 which are included in a Hercules' Current Report on Form 8-K, and the financial information included in the other documents incorporated by reference herein.

                                                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                 1998      1997      1996      1995      1994
                                                ------    ------    ------    ------    ------
                                                               ($ IN MILLIONS)
STATEMENT OF INCOME DATA
  Net sales...................................  $2,145    $1,866    $2,060    $2,427    $2,821
  Operating costs and expenses:
     Cost of sales............................   1,287     1,169     1,320     1,591     1,924
     Selling, general and administrative......     399       251       262       367       374
     Research and development.................      61        53        56        59        65
     Purchased in-process research and
       development............................     130        --        --        --        --
     Other operating expenses (income), net...      76       165       (19)       47        39
                                                ------    ------    ------    ------    ------
  Profit from operations......................     192       228       441       363       419
  Equity in income of affiliated companies....      10        30        53        41        26
  Interest and debt expense...................     103        39        35        28        28
  Other income (expense), net.................     (22)      374        26       129        (9)
                                                ------    ------    ------    ------    ------
  Income before income taxes..................      77       593       485       505       408
  Provision for income taxes..................      68       269       160       172       134
                                                ------    ------    ------    ------    ------
  Income before effect of changes in
     accounting principles....................       9       324       325       333       274
  Effect of changes in accounting
     principles...............................      --        (5)        0         0         0
                                                ------    ------    ------    ------    ------
  Net income..................................       9       319       325       333       274
RATIO OF EARNINGS TO FIXED CHARGES............     1.5x     10.0x     10.2x     11.8x      9.2x
RATIO OF DEBT TO CAPITAL(1)...................    82.8%     50.1%     42.6%     31.8%     27.7%
BALANCE SHEET DATA
  Working capital (deficit)...................  $  (77)   $ (110)   $   45    $  180    $  385
  Property, plant and equipment, net..........   1,438       687       865     1,000     1,216
  Total assets................................   5,833     2,411     2,386     2,493     2,941
  Total debt..................................   3,662       694       658       505       496
  Trust preferred securities..................     200        --        --        --        --
  Stockholders' equity........................     559       690       887     1,082     1,295
STATEMENT OF CASH FLOW DATA
  Net cash provided from operations...........  $  181    $  187    $  225    $  328    $  298
  Proceeds of investment and fixed asset
     disposals................................     600       295       196       376       202
  Capital expenditures........................     157       119       120       117       164
  Depreciation and amortization...............     108        76       108       135       150
  Dividends paid..............................     104        98        95        95        89
  Common stock reacquired (net of common stock
     issued)..................................     104       420       402       569       333

---------------
(1) The ratio of debt to capital for the years ended December 31, 1994, 1995, 1996 and 1997 is total debt (including short-term debt) divided by total debt plus stockholders' equity. For the year ended December 31, 1998, the ratio of debt to capital is total debt divided by total debt plus trust preferred securities plus stockholders' equity.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be consolidated with Hercules' consolidated financial statements, with the preferred securities shown as a separate line item in Hercules' balance sheet outside of the stockholders' equity section as "Company-obligated preferred securities of subsidiary trusts." Disclosures concerning the preferred securities, the preferred securities guarantee and the debentures will be included in the notes to Hercules' consolidated financial statements.

                           DESCRIPTION OF SECURITIES

     The Prospectus Documents contain the material terms and conditions for these securities but the summaries in this prospectus supplement are not meant to be a complete description of the preferred securities and the debentures. For more information, refer to the trust agreement, the indenture and the preferred securities guarantee. Forms of these documents are filed as exhibits to the registration statement of which the prospectus is a part. All terms used in the Prospectus Documents and not defined in the Prospectus Documents have the meanings given to them in the trust agreement, the indenture and the preferred securities guarantee.

                   CERTAIN TERMS OF THE PREFERRED SECURITIES

DISTRIBUTIONS

     The preferred securities represent undivided beneficial interests in the assets of the Trust. The only assets of the Trust will be the debentures. Distributions on the preferred securities are cumulative and will accumulate
from March   , 1999 at the annual rate of      % of the $25 liquidation amount
of each preferred security. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999. Distributions not paid when due will themselves accumulate
distributions at the annual rate of      % (to the extent permitted by law).
When we refer to any payment of distributions, any such additional distributions are included. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed in such period.

     If distributions are payable on a date that is not a business day (as defined below), payment will be made on the next business day (and without any interest or other payment in respect of such delay). However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means each day except Saturday, Sunday and any day on which banking institutions in The City of New York or Wilmington, Delaware are authorized or required by law, regulation or executive order to close.

DEFERRAL OF DISTRIBUTIONS

     So long as no event of default has occurred and is continuing under the debentures, Hercules may, on one or more occasions, defer interest payments on the debentures to the Trust for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend beyond the stated maturity date of
the debentures on March   , 2029. If Hercules defers interest payments on the
debentures, the Trust will also defer quarterly distributions on the preferred securities to you. During a deferral period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accumulate distributions at the rate stated above (to the extent permitted by law).

     Once Hercules makes all deferred interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

     Hercules has no current intention of deferring interest payments on the debentures. If Hercules defers interest payments on the debentures, Hercules will be subject to certain restrictions relating to the payment of dividends on or redemption of its capital stock and payments on its debt securities that rank equal with or junior to the debentures. See "Certain Terms of the Debentures -- Option to Extend Interest Payment Period" on page S-19.

PAYMENT OF DISTRIBUTIONS

     Distributions on the preferred securities will be payable to holders named on the securities register of the Trust on the relevant record date. As long as the preferred securities are represented by a global security, the record date for the payment of distributions will be one business day before the relevant payment date. If the preferred securities are ever issued in certificated form, the record date for the payment of distributions will be the 15th day of the last month of each quarterly distribution period, even if that day is not a business day.

     As long as the preferred securities are represented by a global security, payments on the preferred securities will be made in immediately available funds to DTC, the depositary for the preferred securities. If the preferred securities are ever issued in certificated form, payment of distributions on the preferred securities will be made by check mailed to the holders thereof on the relevant record date.

REDEMPTION

     Hercules may redeem the debentures, in whole or, on or after March   ,
2004, in part, before their maturity:

     - on one or more occasions any time on or after March   , 2004; and

     - before March   , 2004, if certain changes in tax or investment company
       law occur or will occur within 90 days (each of which is a "Special Event" more fully described below).

     When Hercules repays some or all of the debentures, either at maturity on March , 2029 or upon early redemption, the Trust will use the cash it receives upon the redemption of the debentures to redeem a like liquidation amount of the preferred securities and, unless an event of default under the trust agreement has occurred and is continuing, the common securities. The preferred securities and common securities (if applicable) will be redeemed at a price equal to their liquidation amount of $25 per security plus accumulated distributions, if any. The redemption price for the debentures is 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Certain Terms of the Debentures -- Redemption" on page S-19.

     If less than all the preferred securities and common securities are to be redeemed in situations where common securities may be redeemed consistent with the provisions described under "-- Subordination of Common Securities" on page S-15, then the aggregate liquidation amount of preferred securities and common securities to be redeemed will be allocated at least 3% to the common securities holder and approximately 97% to the preferred securities holders.

SPECIAL EVENT REDEMPTION

     Upon the occurrence of a Tax Event or an Investment Company Event, as
defined below (each a "Special Event"), before March   , 2004, Hercules may
redeem the debentures, in whole but not in part, within 90 days following the occurrence of the Special Event.

     "Tax Event" means that the Trust has received an opinion of counsel experienced in such matters to the effect that, as a result of any:

     - amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation; or

     - official or administrative pronouncement or action, or judicial decision, interpreting or applying such laws or regulations where such change or amendment becomes effective, or such pronouncement, action or decision is announced or occurs, on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

     - the Trust is or, within 90 days of the date of such opinion, would be subject to United States federal income tax with respect to interest accrued or received on the debentures;

     - interest payable by Hercules on the debentures is not or, within 90 days of the date of such opinion, would not be deductible by Hercules in whole or in part for United States federal income tax purposes; or

     - the Trust is or, within 90 days of the date of such opinion, would be subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

     "Investment Company Event" means that the Trust has received an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law, which change becomes effective on or after the date of this prospectus supplement.

REDEMPTION PROCEDURES

     The Trust will give you at least 30 days, but not more than 60 days, written notice before any redemption of preferred securities. To the extent funds are available for payment, the Trust will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the preferred securities being redeemed. The Trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the preferred securities. Distributions to be paid on or before the redemption date for any preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

     Once notice of redemption is given and funds are irrevocably deposited, distributions on the preferred securities will cease to accumulate and all rights of the holders of the preferred securities called for redemption will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

     If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay).

     If payment of the redemption amount for any preferred securities called for redemption is improperly withheld or refused and not paid either by the Trust or by Hercules, distributions on the preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

     In compliance with applicable law (including the United States federal securities laws), Hercules or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market, or by private agreement.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption and liquidation amount of, the preferred securities and the common securities will be made pro rata based on the aggregate liquidation amounts of the preferred securities and the common securities. However, if an event of default under the trust agreement has occurred and is continuing, no payments may be made on the common securities unless all unpaid amounts on the preferred securities have been provided for or paid in full.

     If an event of default under the trust agreement has occurred and is continuing, the common securities holder will be deemed to have waived any right to take any action with respect to the event of default until the event of default has been cured, waived or eliminated. Until any such event of default has been cured, waived or eliminated, the property trustee will act solely on behalf of the holders of the preferred securities, and such holders will have the right to direct the property trustee to act on their behalf.

BOOK-ENTRY-ONLY ISSUANCE -- DTC

     The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that the Trust will not issue certificates to you for the preferred securities. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the preferred securities. Each participant will then keep a record of its clients. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

     Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

     DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

  Purchases under the DTC System

     When you purchase preferred securities through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the preferred securities on DTC's records. Because you actually own the preferred security, you are the beneficial owner. Your ownership interest will be recorded only on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the preferred securities. DTC's records show only the identity of the direct participants and the amount of the preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers, like you.

  Payments under the DTC System

     The property trustee will wire payments on the preferred securities to DTC's nominee. Hercules, the Trust and the property trustee will treat DTC's nominee as the owner and holder of each global security representing preferred securities for all purposes. Accordingly, Hercules, the Trust and the property trustee will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

     Any redemption notices will be sent by Hercules and the Trust directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial owner. If less than all of the preferred securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each direct participant to be redeemed. The direct participant will then use an appropriate method to allocate the redemption among its beneficial owners, like you.

     It is DTC's current practice, upon receipt of any payment of distributions or liquidation or redemption amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the property trustee, Hercules or the Trust.

  Year 2000 Issues

     DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year

2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     See page 9 for more information about DTC.

EXCHANGE OF GLOBAL SECURITIES

     Preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

     - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by the Trust within 90 days;

     - Hercules decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

     - a default or event of default under the trust agreement occurs and is continuing.

     If the book-entry-only system is discontinued, the property trustee will keep the registration books for the preferred securities at its corporate office and follow the practices and procedures discussed below.

CERTIFICATED SECURITIES -- REGISTRATION AND TRANSFER

     If the Trust issues certificated securities, they will be registered in the name of the securityholder. The preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the property trustee, The Chase Manhattan Bank, at 1650 Market Street, 52nd Floor, Philadelphia, PA 19103, attention: Capital Markets Fiduciary Services.

                        CERTAIN TERMS OF THE DEBENTURES

     The debentures will be issued as a series pursuant to an officers' certificate as provided for in the indenture.

SUBORDINATION

     The debentures are unsecured and are junior in right of payment to all of Hercules' Senior Indebtedness (as defined below). This means that no payment on the debentures may be made if:

     - any Senior Indebtedness is not paid when due and such default has not been cured or waived or ceased to exist; or

     - if the maturity of any Senior Indebtedness has been accelerated because of a default and such acceleration has not been rescinded.

     On any distribution of assets of Hercules to creditors upon any dissolution, winding-up or liquidation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, reorganization or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the debentures are entitled to receive or retain any payment. Upon payment in full of Senior Indebtedness, the holders of the debentures will assume rights similar to the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the debentures are paid in full.

     The debentures will rank equally with all other subordinated debt securities initially issued to the other trusts referred to in the accompanying prospectus or to other trusts, partnerships or other entities affiliated with Hercules in connection with an issuance of securities similar to the preferred securities.

     In this prospectus supplement, Senior Indebtedness means:

     - principal, premium and interest Hercules owes on indebtedness for money borrowed by Hercules or indebtedness evidenced by notes, debentures, bonds or similar evidences of indebtedness issued by Hercules;

     - all reimbursement obligations of Hercules with respect to letters of credit, banker's acceptances or similar facilities issued for the account of Hercules;

     - all capital lease obligations of Hercules;

     - all obligations of Hercules for the deferred purchase price of property or services;

     - all indebtedness of Hercules for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options, swaps and similar arrangements;

     - all obligations of the type referred to in the bullet points above of other persons the payment of which Hercules is responsible or liable for as obligor or guarantor; and

     - all obligations of the type referred to in the bullet points above of another person secured by any lien on any property or assets of Hercules.

     Senior Indebtedness does not include:

     - any indebtedness that, by its terms, is junior to or equal with the debentures;

     - trade accounts payable or accrued liabilities arising in the ordinary course of business; and

     - any series of subordinated debt securities initially issued to the other Hercules trusts referred to in the accompanying prospectus or to other trusts, partnerships or other entities affiliated with Hercules in connection with an issuance of securities similar to the preferred securities.

     Neither the debentures nor the preferred securities guarantee will limit the ability of Hercules and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the preferred securities guarantee. At December 31, 1998, on a pro forma basis, as if on that date Hercules and the Trust had issued and sold the preferred securities and the debentures and applied the estimated net
proceeds thereof, approximately $          million, as described in this
prospectus supplement, the total amount of Hercules' Senior Indebtedness would have been approximately $3.482 billion. See "Capitalization" on page S-11 and "Use of Proceeds" on page S-10.

INTEREST RATE AND MATURITY

     The debentures will mature on March   , 2029 and will bear interest,
accruing from March   , 1999, at the annual rate of      % of their principal
amount, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999. Interest payments not paid
when due will themselves accrue additional interest at the annual rate of      %
(to the extent permitted by law). When we refer to any payment of interest, interest includes such additional interest and any Additional Sums, as defined below. The interest payment provisions for the debentures correspond to the distribution provisions of the preferred securities. The debentures do not have a sinking fund. This means that Hercules is not required to make any principal payments prior to maturity.

ADDITIONAL SUMS

     If the Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority (collectively, "Taxes"), then Hercules will be required to pay additional amounts ("Additional Sums") on the debentures so that after the Trust pays any Taxes, the Trust will be in the same position it would have been if it did not have to pay such Taxes.

REDEMPTION

     Hercules has the option to redeem the debentures, in whole or, on or after
March   , 2004, in part, before their maturity:

     - on one or more occasions any time on or after March   , 2004; or

     - before March   , 2004, upon the occurrence of a Special Event.

     If Hercules decides to redeem debentures in these circumstances, the redemption price of each debenture redeemed will be equal to 100% of the principal amount of such debenture plus accrued and unpaid interest on such debenture to the date of redemption.

DISTRIBUTION OF DEBENTURES

     If the property trustee distributes the debentures to the preferred securities holders and common securities holder upon the dissolution and liquidation of the Trust, the debentures will be issued in denominations of $25 principal amount and integral multiples thereof. Hercules anticipates that the debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the preferred securities, would act as depositary for the debentures. The depositary arrangements for the debentures would be substantially similar to those in effect for the preferred securities.

     For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption, other notices and other matters, see "Certain Terms of the Preferred Securities -- Book-Entry-Only Issuance -- DTC" on page S-15.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Hercules may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods, if no event of default has occurred and is continuing with respect to the debentures. A deferral of interest payments cannot extend beyond the stated maturity date of the debentures. No interest will be due and payable on the debentures until the end of the deferral period unless the debentures are redeemed prior to such time.

     Hercules may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption or maturity date, Hercules will be obligated to pay all accrued and unpaid interest.

     Once Hercules makes all interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

     During any deferral period, Hercules will not be permitted to:

     - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment on, any shares of its capital stock, other than certain situations including stock dividends paid by Hercules where the dividend stock is the same stock as that on which the dividend is paid;

     - make any payment of principal of, or premium, if any, or interest on, or repay, repurchase or redeem, any debt securities issued by Hercules which rank equal with or junior to the debentures; or

     - make any guarantee payments with respect to any guarantee by Hercules of the debt securities of any subsidiary of Hercules if such guarantee ranks equal with or junior to the debentures.

     Because the debentures to be issued to the Trust will rank equal with all other series of subordinated debt securities of Hercules initially issued to the other trusts referred to in the accompanying prospectus or to certain other trusts, partnerships or other entities affiliated with Hercules, during an interest deferral period, Hercules will not be permitted to make payments on such other series of subordinated debt securities. Likewise, if Hercules defers interest payments on any other of such series of subordinated debt securities, it is not expected that Hercules will be permitted to make payments on the debentures.

     The restrictions described in the bullet points above will also apply if there occurs and is continuing a default or event of default under the indenture or if Hercules defaults on its obligations under the preferred securities guarantee.

     Hercules will give the Trust, the administrative trustees and the property trustee notice if it decides to defer interest payments on the debentures. Hercules will give that notice at least five business days before the earlier of:

     - the next date distributions on the preferred securities are payable; or

     - the date the Trust is required to give notice to the New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date distributions are payable.

     The administrative trustees will give notice to the holders of preferred securities if Hercules decides to defer interest payments on the debentures.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the preferred securities. Except where we state otherwise, this summary deals only with preferred securities held as capital assets (as defined in the Internal Revenue Code of 1986) by a US Holder (as defined below) who purchases the preferred securities at their original offering price when the Trust originally issues them.

     We do not address all of the tax consequences that may be relevant to a US Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Non-US Holders (as defined below) or to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

     - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the preferred securities;

     - the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the preferred securities;

     - persons who hold the preferred securities in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

     - any state, local or foreign tax consequences of the purchase, ownership and sale of preferred securities.

     Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning and selling the preferred securities in light of your circumstances.

     A "US Holder" is a preferred securities holder who or which is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

     - an estate if its income is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

     A "Non-US Holder" is a preferred securities holder other than a US Holder.

     This summary is based on the Internal Revenue Code, Treasury regulations (proposed and final) issued under the Internal Revenue Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, possibly on a retroactive basis. Any such changes may affect this summary.

CLASSIFICATION OF THE SUBORDINATED DEBT SECURITIES

     In connection with the issuance of the debentures, Ballard Spahr Andrews & Ingersoll, LLP, special tax counsel to Hercules and the Trust ("Tax Counsel"), will render a legal opinion generally to the effect that under the current law and assuming full compliance with the terms of the indenture and certain other documents, and based on certain facts and assumptions described in the opinion, the debentures that will be held by the Trust will be classified, for United States federal income tax purposes, as indebtedness of Hercules.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the preferred securities, Tax Counsel will render a legal opinion generally to the effect that, under the current law and assuming full compliance with the terms of the trust agreement, the indenture, and certain other documents, and based on certain facts and assumptions described in the opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as a corporation. Accordingly, for United States federal income tax purposes, you will generally be treated as the owner of an undivided interest in the assets of the Trust, including the debentures. You will be required to include in ordinary income for United States federal income tax purposes your allocable share of interest (or OID, if any) paid or accrued on the debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under the Treasury regulations relating to OID, a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by Hercules of its option to defer payments of stated interest on the debentures would prevent Hercules from declaring dividends on any class of its equity, Hercules believes that the likelihood of its exercising the option is "remote" within the meaning of the Treasury regulations. As a result, Hercules intends to take the position, based on the advice of Tax Counsel, that the debentures will not be deemed to be issued with OID. Based on this position, stated interest payments on the debentures will be includible in your ordinary income at the time that such payments are received or accrued in accordance with your regular method of accounting. Because the Internal Revenue Service has not yet addressed the Treasury regulations in any published rulings or other interpretations, it is possible that the Internal Revenue Service could take a position contrary to the position taken by Hercules. In that event, the Internal Revenue Service may, for example, require you to include interest on the debentures in your taxable income as it accrues rather than when you receive payment even though you use the cash method of accounting for federal income tax purposes.

EXERCISE OF DEFERRAL OPTION

     If Hercules were to exercise its option to defer the payment of interest on the debentures, the debentures would be treated as being "reissued" at the time of deferral with OID. Under these rules you would be required to include OID in ordinary income, on a current basis, over the period that you are deemed to hold the debentures even though Hercules would not be making any actual cash payments during the extended interest payment period. The amount of interest income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the debentures and the actual receipt of future payments of stated interest on the debentures would no longer be separately reported as taxable income. The amount of OID that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in income would increase your adjusted tax basis in your preferred securities, and your actual receipt of cash interest payments would reduce your basis in the preferred securities.

CORPORATE US HOLDERS

     Corporate US Holders of the preferred securities will not be entitled to a dividends-received deduction for any income from the preferred securities.

SALES OF PREFERRED SECURITIES

     If you sell your preferred securities, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the preferred securities and the amount realized from the sale (generally, your selling price less any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the preferred securities generally will equal (1) the initial purchase price that you paid for the preferred securities plus (2) any accrued and unpaid distributions that you were required to treat as OID less any cash distributions received in respect of accrued OID. Gain or loss on the sale of preferred securities generally will be capital gain or loss.

     The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the debentures are treated as having been issued or reissued with OID) relating to the underlying debentures. If you dispose of your preferred securities, you will be required to include in ordinary income for United States federal income tax purposes any portion of the amount realized that is attributable to accrued but unpaid interest (including OID, if any) through the date of sale. This income inclusion will increase your adjusted tax basis in the preferred securities but may not be reflected in the sale price. To the extent the sale price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     If Hercules dissolves the Trust and causes the Trust to distribute the debentures on a pro rata basis to you, you will not be subject to tax. Rather, you would have an adjusted tax basis in the debentures received in the liquidation equal to the adjusted tax basis in your preferred securities surrendered for the debentures. Your holding period for the debentures would include the period during which you had held the preferred securities. If, however, the Trust is classified, for United States federal income tax purposes, as an association that is subject to tax as a corporation at the time of the liquidation, the distribution of the debentures would constitute a taxable event to you and you would acquire a new holding period in the debentures received.

     If the debentures are redeemed for cash and the proceeds of the redemption are distributed to you in redemption of your preferred securities, the redemption would be treated as a sale of the preferred securities, in which gain or loss would be recognized, as described immediately above.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

     Generally, income on the preferred securities will be reported to you on an Internal Revenue Service Form 1099, which should be mailed to you by January 31 following each calendar year. If you fail to supply your correct taxpayer identification number or under report your tax liability, the Internal Revenue Service may require the property trustee or its agent to withhold federal income tax at the rate of 31% from each interest payment. You will be permitted to credit any withheld tax against your federal income tax liability.

NON-US HOLDERS

     Payments to a Non-US Holder will generally not be subject to United States federal withholding tax, provided the Non-US Holder:

     - does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of stock of Hercules entitled to vote;

     - is not a controlled foreign corporation that is related to Hercules through stock ownership; and

     - is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code.

     To qualify for this exemption from withholding, the last United States payer in the chain of payment prior to payment to a Non-US Holder (the "withholding agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

     - is signed by the Non-US Holder under penalties of perjury;

     - certifies that the holder of the preferred securities is a Non-US Holder; and

     - provides the name and address of the Non-US Holder.

     The statement may be made on an Internal Revenue Service Form W-8 or a substantially similar form, and the Non-US Holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the preferred securities are held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8 or the substitute form provided by the Non-US Holder.

     A Non-US Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the preferred securities. If, however, a Non-US Holder holds the preferred securities in connection with a trade or business conducted in the United States or is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on all income and gains recognized.

NEW NON-US HOLDER WITHHOLDING REGULATIONS

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                  UNDERWRITING

GENERAL

     Based on the terms and conditions of an underwriting agreement, the Trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Salomon Smith Barney Inc. are acting as the representatives, has severally agreed to purchase from the Trust, the number of preferred securities set forth opposite its name below:

                                                              NUMBER OF
                                                              PREFERRED
UNDERWRITER                                                   SECURITIES
-----------                                                   ----------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
A.G. Edwards & Sons, Inc....................................
Morgan Stanley & Co. Incorporated...........................
PaineWebber Incorporated....................................
Prudential Securities Incorporated..........................
Salomon Smith Barney Inc....................................
                                                              ----------
             Total..........................................  10,000,000
                                                              ==========

     The underwriters are obligated to purchase all of the preferred securities if any preferred securities are purchased.

     Hercules and the Trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

     Certain of the underwriters have in the past and may in the future engage in transactions with, or perform services for, Hercules or its subsidiaries in the ordinary course of their businesses.

     Hercules will pay all expenses, estimated to be approximately $ million, associated with the offer and sale of the preferred securities.

COMMISSIONS AND DISCOUNTS

     The underwriters will offer the preferred securities directly to the public initially at $25 per preferred security. The underwriters may also offer the preferred securities to certain dealers at the above-mentioned offering price less a concession of $ per preferred security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $ per preferred security to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     Because the proceeds from the sale of the preferred securities will be used to purchase the debentures, Hercules has agreed to pay to the underwriters an underwriting commission of $ per preferred security (or a total of
$          ).

OVER-ALLOTMENT OPTION

     The underwriters have an option to purchase up to 1,500,000 additional preferred securities at the public offering price to cover over-allotments, if any. The underwriters can exercise this option for a period of 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will have a firm commitment, subject to some conditions, to purchase approximately the same percentage of any additional preferred securities as the percentage of the preferred securities initially offered that such underwriter has agreed to purchase.

     The following table shows the underwriting commission per preferred security and total underwriting commission to be paid by Hercules to the underwriters and proceeds to the Trust. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,500,000 additional preferred securities.

                                                             WITHOUT           WITH
                                              PER TOPRS       OPTION          OPTION
                                              ---------      -------          ------
Public offering price.......................   $25.00      $250,000,000    $287,500,000
Underwriting commission to be paid by
  Hercules..................................        $                 $               $
Proceeds to the Trust.......................   $25.00      $250,000,000    $287,500,000

NEW YORK STOCK EXCHANGE LISTING

     Before this offering, there was no established public trading market for the preferred securities. The Trust will apply to list the preferred securities on the New York Stock Exchange. If approved for listing, trading of the preferred securities on the New York Stock Exchange is expected to begin within 30 days of the issuance of the preferred securities. In order to meet all of the requirements for listing the preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the preferred securities to a minimum of 400 beneficial holders. The representatives have advised Hercules that they intend to make a market in the preferred securities prior to the commencement of trading on the New York Stock Exchange. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance that a liquid trading market for the preferred securities will develop or be maintained.

NO SALES OF SIMILAR SECURITIES

     Hercules and the Trust have agreed that, for 30 days after the date of this prospectus supplement, they will not directly or indirectly offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any preferred securities, any securities convertible into or exchangeable for the preferred securities or any securities substantially similar to the preferred securities, or any guarantee of such securities, or any subordinated debt securities, or any securities convertible into or exchangeable for such subordinated debt securities, that are substantially similar to the debentures (except the debentures and the preferred securities offered hereby) without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. This agreement is subject, however, to Hercules' potential obligation to accelerate the remarketing of the RHINOS under the circumstances described on pages S-9 and S-10.

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the sale of the preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the preferred securities.

     The underwriters may create a short position in the preferred securities in connection with this offering. That means they may sell a larger number of the preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase preferred securities in the open market to reduce the short position.

     If the underwriters purchase the preferred securities to stabilize the price or to reduce their short position, the price of the preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the preferred securities.

     The underwriters may suspend any of these activities at any time.

PENALTY BIDS

     The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those preferred securities as part of this offering.

                     [This Page Intentionally Left Blank.]

PROSPECTUS

[HERCULES LOGO]

                             HERCULES INCORPORATED
                                HERCULES TRUST I
                               HERCULES TRUST II
                               HERCULES TRUST III
                               HERCULES TRUST IV
                                 HERCULES PLAZA
                            1313 NORTH MARKET STREET
                        WILMINGTON, DELAWARE 19894-0001
                                 (302) 594-5000

                                 $3,000,000,000

                             HERCULES INCORPORATED

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                               PURCHASE CONTRACTS
                                 PURCHASE UNITS
                                    WARRANTS

                      HERCULES TRUST I, HERCULES TRUST II,
                     HERCULES TRUST III & HERCULES TRUST IV
            PREFERRED SECURITIES GUARANTEED BY HERCULES INCORPORATED

     Hercules' Common Stock is listed on the New York Stock Exchange under the ticker symbol "HPC."

                            ------------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated October 30, 1998.

                             AVAILABLE INFORMATION

     Hercules Incorporated (the "Company" or "Hercules") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 5th Street, N.W., Washington, DC 20549, and at the regional offices of the SEC, which include: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005, on which certain of the Company's securities are listed. Copies can be obtained from the SEC by mail, at prescribed rates, or from the SEC's internet website at http://www.sec.gov.

     The Company and the Hercules Trusts (as defined herein) have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. In addition, certain documents filed by the Company with the SEC have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is subject to, and qualified in its entirety by, such reference. For further information with respect to the Company, the Hercules Trusts and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the documents incorporated herein by reference.

     No separate financial statements of any of the Hercules Trusts have been included or incorporated by reference herein. The Company and the Hercules Trusts do not consider that such financial statements would be material to holders of the Trust Preferred Securities (as defined herein) because (i) all of the voting securities of each Hercules Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each of the Hercules Trusts is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of such Hercules Trust and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the Trust Agreement (as defined herein) of a Hercules Trust, the Guarantee issued by the Company with respect to the Trust Preferred Securities issued by such Hercules Trust, the Junior Subordinated Debentures of the Company purchased by such Hercules Trust and the Junior Subordinated Debenture Indenture (as defined herein) pursuant to which such Junior Subordinated Debentures are issued, taken together, constitute direct obligations of the Company and a full and unconditional guarantee of the Trust Preferred Securities of each such Hercules Trust. See "The Hercules Trusts," "Description of Junior Subordinated Debentures," "Description of Trust Preferred Securities" and "Description of Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC are incorporated herein by reference:

          (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

          (iii) The Company's Current Reports on Form 8-K dated July 24, 1998, July 30, 1998 and October 15, 1998; and

          (iv) The description of the Company's common stock in its registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All documents filed pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered pursuant to the applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus and such Prospectus Supplement and to be a part hereof and thereof from the date of filing of such documents. Any statement contained herein or therein or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Prospectus and such Prospectus Supplement to the extent that a statement contained therein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Prospectus Supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus and the applicable Prospectus Supplement is delivered, upon written or oral request, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus or the applicable Prospectus Supplement other than exhibits to such documents (unless exhibits are specifically incorporated by reference in such documents). Requests should be directed to: Israel J. Floyd, Esquire, Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001 (telephone: 302-594-5128; facsimile: 302-594-7252; Internet e-mail:
ifloyd@herc.com).

                                  THE COMPANY

     Hercules operates, both domestically and throughout the world, in two industry segments: Chemical Specialties and Food & Functional Products. The Chemical Specialties segment manufactures, markets and sells such products as wet-strength resins and sizings to improve the properties of paper; resins for inks and adhesives; and polypropylene fibers and textile yarns used in disposable hygiene products and home furnishings. Major worldwide manufacturing locations include Brunswick, Georgia; Franklin, Virginia; Jefferson, Pennsylvania; Middelburg, the Netherlands; Milwaukee, Wisconsin; Paulinia, Brazil; Portland, Oregon; Savannah, Georgia; and Zwijndrecht, the Netherlands.

     The Food & Functional Products segment manufactures, markets and sells natural food gums for the food industry and water-soluble polymers used as thickeners and stabilizers in paints, personal care products, rubber and coatings. Major worldwide manufacturing locations include Alizay, France; Doel, Belgium; Hopewell, Virginia; Kenedy, Texas; Lille Skensved, Denmark; and Parlin, New Jersey.

     As of December 31, 1997, Hercules had 6,221 employees worldwide. Approximately 3,600 were located in the United States.

ACQUISITION OF BETZDEARBORN

     On July 30, 1998, Hercules entered into an agreement to acquire BetzDearborn Inc. ("BetzDearborn"). The acquisition was approved by the BetzDearborn shareholders on October 8, 1998, and the one-step cash merger transaction was consummated on October 15, 1998. The purchase price was approximately $2.4 billion in cash, and Hercules' assumption of approximately $700 million in BetzDearborn debt.

     BetzDearborn is engaged in the engineered specialty chemical treatment of water and industrial process systems, operating in a wide variety of industrial and commercial applications with particular emphasis on the chemical, petroleum refining, paper, food processing, automotive, steel and power industries. BetzDearborn develops, produces and markets a wide range of specialty chemical products, and provides the technical expertise necessary to utilize these products effectively. Chemical treatment programs are developed for use in boilers, cooling systems, heat exchangers, paper and petroleum process streams and both influent and effluent systems. BetzDearborn monitors changing water, process and plant operating conditions so as to prescribe the appropriate treatment programs to solve problems such as corrosion, scale, deposit formation and a variety of process problems.

     The merged enterprise will be a global specialty chemical company with a premier paper chemical business that will operate under the Hercules name and be headquartered in Wilmington, Delaware. The BetzDearborn water and industrial process treatment businesses, excluding paper process, will continue to operate under the BetzDearborn name. Other portions of the BetzDearborn business will be integrated into Hercules' Pulp and Paper business unit.

     The financial statements of BetzDearborn for each of the three years in the period ended December 31, 1997 and for the six-month periods ended June 30, 1998 and 1997, respectively, and the Unaudited Pro Forma Condensed Combined Financial Statements of the Company, assuming consummation of the acquisition of BetzDearborn as of January 1, 1997, for the year ended December 31, 1997 and the six-month period ended June 30, 1998, are incorporated by reference herein from the Company's Current Report on Form 8-K dated October 15, 1998.

                              THE HERCULES TRUSTS

     Each of Hercules Trust I, Hercules Trust II, Hercules Trust III and Hercules Trust IV (collectively, the "Hercules Trusts") is a statutory business trust created under Delaware law pursuant to (i) a trust agreement (each, as amended from time to time, a "Trust Agreement") executed by the Company as sponsor for such Hercules Trust (the "Sponsor") and by the initial trustees of such Hercules Trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on September 14, 1998. Each

Hercules Trust exists for the exclusive purposes of (i) issuing and selling preferred securities representing undivided beneficial interests in the assets of such Hercules Trust (the "Trust Preferred Securities") and common securities representing undivided beneficial interests in the assets of such Hercules Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) using the proceeds from the sale of such Trust Securities to acquire the related Junior Subordinated Debentures (as defined herein) of the Company and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Company's Junior Subordinated Debentures will be the sole assets of each Hercules Trust and, accordingly, payments under the related Junior Subordinated Debentures will be the sole revenues of such Hercules Trust. All of the Trust Common Securities of each Hercules Trust will be owned by the Company (the "Trust Common Securities Holder") and will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities of such Hercules Trust, except that upon the occurrence and continuance of an Event of Default (as defined herein) under the applicable Trust Agreement resulting from an Event of Default under the Junior Subordinated Debenture Indenture (as defined herein), the rights of the Company as the Trust Common Securities Holder to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of Trust Preferred Securities of such Hercules Trust. See "Description of Trust Preferred Securities -- Subordination of Trust Common Securities." The Company will acquire Trust Common Securities of each Hercules Trust in an aggregate Liquidation Amount (as defined in the applicable Trust Agreement) equal to at least 3% of the total capital of such Hercules Trust. Each Hercules Trust has a term of 35 years, but may dissolve earlier as provided in the applicable Trust Agreement.

     Each Hercules Trust's business and affairs are conducted by trustees (the "Issuer Trustees") who are appointed by the Company as the Trust Common Securities Holder. Unless otherwise specified in the applicable Prospectus Supplement, the Issuer Trustees for each Hercules Trust will be The Chase Manhattan Bank, as Property Trustee (the "Property Trustee"), Chase Manhattan Bank Delaware, as Delaware Trustee (the "Delaware Trustee"), and three individual trustees (the "Administrative Trustees") who are officers or other employees of the Company. The Chase Manhattan Bank, as Property Trustee, will act as sole indenture trustee under each Trust Agreement. The Chase Manhattan Bank will also act as indenture trustee under the Guarantees and the Junior Subordinated Debenture Indenture. See "Description of Guarantees" and "Description of Debt Securities -- Description of Junior Subordinated Debentures." The Trust Common Securities Holder of a Hercules Trust or, if an Event of Default under the applicable Trust Agreement has occurred and is continuing, the holders of a majority in Liquidation Amount of the Trust Preferred Securities of such Hercules Trust will be entitled to appoint, remove or replace such Hercules Trust's Property Trustee and/or the Delaware Trustee. In no event will the holders of Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights will be vested exclusively in the Company as the Trust Common Securities Holder. The duties and obligations of each Issuer Trustee will be governed by the applicable Trust Agreement.

     The Company, as issuer of the Junior Subordinated Debentures, will pay all fees, expenses, debts and obligations (other than payments in respect of Trust Securities) related to the Hercules Trusts and the offering of the Trust Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Hercules Trusts (other than payments in respect of Trust Securities).

     The principal executive office of each Hercules Trust is c/o Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001.

                                USE OF PROCEEDS

     Unless otherwise indicated in a supplement or supplements to this Prospectus (a "Prospectus Supplement"), the net proceeds received by the Company from the sale of the Offered Securities (as defined herein) are expected to be used for general corporate purposes, which may include repayment of indebtedness to be incurred to finance the Company's proposed acquisition of BetzDearborn. The proceeds from the sale of Trust Preferred Securities by the Hercules Trusts will be invested in the Junior Subordinated Debentures of the Company. Except as may otherwise be described in the Prospectus Supplement relating to such Trust Preferred Securities, the Company expects to use the net proceeds from the sale of such Junior Subordinated Debentures to the Hercules Trusts for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the Company's consolidated ratios of earnings to fixed charges for each of the periods indicated:

                                               SIX MONTHS
                                                  ENDED              YEARS ENDED DECEMBER 31,
                                              JUNE 30, 1998    ------------------------------------
                                               (UNAUDITED)     1997    1996    1995    1994    1993
                                              -------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges(1).......       5x          10x     10x     12x      9x      6x

---------------
(1) The ratio of earnings to combined fixed charges and preferred stock dividends for the identified periods are identical to the ratios of earnings to fixed charges in the table because the Company had no issued and outstanding preferred stock in any of such periods.

     For the purpose of determining earnings in the calculation of the ratio of earnings to fixed charges, consolidated pre-tax income has been adjusted to reflect the distributed income of less than 50 percent owned subsidiaries, increased by the amount of previously capitalized interest amortized during the period, and increased by the amount of fixed charges, excluding capitalized interest expense. Fixed charges consist of interest expense on borrowings (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.

                  DESCRIPTION OF THE SECURITIES TO BE OFFERED

     Hercules may offer and sell from time to time (i) its unsecured senior debt securities ("Senior Debt Securities") or unsecured subordinated debt securities ("Subordinated Debt Securities"), consisting of debentures, notes or other evidences of indebtedness, or its unsecured junior subordinated debentures ("Junior Subordinated Debentures"), (ii) shares of its common stock, without par value ($25/48 stated value) (the "Common Stock"), (iii) shares of its series preferred stock, without par value (the "Preferred Stock"), which may be represented by depositary shares ("Depositary Shares"), (iv) warrants to purchase Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debentures, Common Stock, Preferred Stock or Depositary Shares (the "Warrants"), (v) purchase contracts ("Purchase Contracts") to purchase any of Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debentures, Common Stock, Preferred Stock, Depositary Shares, Warrants and Trust Preferred Securities (collectively, the "Purchase Contract Securities") or (vi) purchase units ("Purchase Units"), each representing ownership of a Purchase Contract and any of (x) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debentures, (y) debt obligations of third parties, including U.S. Treasury Securities, or (z) Trust Preferred Securities of a Hercules Trust, securing the holder's obligation to purchase the applicable Purchase Contract Securities under the Purchase Contract. Such securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a Prospectus Supplement. Such securities may be sold for U.S. dollars, foreign denominated currency or currency units. Amounts payable with respect to any such securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units.

     Each of the Hercules Trusts may offer and sell, from time to time, its Trust Preferred Securities. The payment of periodic cash distributions ("distributions") with respect to Trust Preferred Securities of each of the Hercules Trusts out of monies held by the Property Trustee of each of the Hercules Trusts and payments on liquidation of each Hercules Trust and on redemption of the Trust Preferred Securities of such Hercules Trust will be guaranteed by the Company as and to the extent described herein (each, a "Guarantee"). See "Description of Guarantees." The Company's obligation under each Guarantee will be an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Senior Debt Securities, the Subordinated Debt Securities and the Junior Subordinated Debentures, except those liabilities made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. Junior Subordinated Debentures may be issued and sold from time to time in one or more series by the Company to a Hercules Trust or a trustee of such Hercules Trust in connection with the investment of the proceeds from the offering of Trust Preferred Securities and Trust Common Securities of such Hercules Trust. The Junior Subordinated Debentures purchased by a Hercules Trust may be subsequently distributed pro rata to holders of Trust Preferred Securities and Trust Common Securities under certain circumstances described herein and in an accompanying Prospectus Supplement.

     The Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debentures, Common Stock, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts, Purchase Units and Trust Preferred Securities described herein are collectively referred to as the "Offered Securities." The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of the Offered Securities will be limited to $3,000,000,000. Specific terms of the Offered Securities will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities and the net proceeds from the sale thereof.

                         DESCRIPTION OF DEBT SECURITIES

DESCRIPTION OF THE SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

     The Company's Senior Debt Securities and Subordinated Debt Securities (collectively, for purposes of this section of the Prospectus, the "Debt Securities"), consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series, in the case of Senior Debt Securities, under a Senior Debt Indenture (the "Senior Debt Indenture") between the Company and The Chase Manhattan Bank, as Trustee, and in the case of Subordinated Debt Securities, under a Subordinated Debt Indenture (the "Subordinated Debt Indenture") between the Company and The Chase Manhattan Bank, as Trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Chase Manhattan Bank, in its capacity as trustee under either or both of the Indentures, is referred to hereinafter as the "Trustee."

     Each of the Indentures has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") and is subject to, and governed by, the Trust Indenture Act. The form of master Indentures are included as exhibits to the Registration Statement of which this Prospectus is a part. The following description summarizes the material terms of the Indentures and the Debt Securities and is qualified in its entirety by reference to the detailed provisions of the Debt Securities and the applicable Indenture, which contains the full text of such provisions and other information regarding the Debt Securities, including the definitions of certain terms used in this Prospectus, and those terms made a part of each of the Indentures by the Trust Indenture Act. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     The Indentures are substantially identical except for provisions relating to subordination. Any Debt Securities offered by this Prospectus and any accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities."

  General

     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, foreign currencies or units based on or related to foreign currencies.

     The specific terms of a series of Offered Debt Securities will be established in or pursuant to a resolution of the Board of Directors of the Company (a "Board Resolution") or in one or more indentures supplemental to an Indenture (each, an "Indenture Supplement"). Pursuant to the Indentures, the Company can establish different rights with respect to each series of Debt Securities issued under such Indentures, including, pursuant to an Indenture Supplement, different covenants and events of default.

     The applicable Prospectus Supplement will provide information regarding the specific terms of the Offered Debt Securities, including: (i) the classification as senior or subordinated Debt Securities and the specific title and designation, aggregate principal amount (including any limit thereon), purchase price and denominations of such Offered Debt Securities; (ii) currency or units based on or relating to currencies in which principal of, premium, if any, on and/or any interest on such Offered Debt Securities will or may be payable;
(iii) the date or dates on which the principal of such Offered Debt Securities is payable or the method of determining the same, if applicable; (iv) the rate or rates (which may be fixed or variable) at which such Offered Debt Securities will bear interest, if any, or the method of determining the same, if applicable; (v) the date or dates from which such interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on such Offered Debt Securities; (vi) the place or places where the principal of and premium, if any, on and interest on the Offered Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) whether such Offered Debt Securities are convertible into or exchangeable for Common Stock or other securities or rights of the Company or other issuers and, if so, the applicable conversion or exchange terms and conditions; (ix) whether the Offered Debt Securities will be issuable in registered form ("Registered Debt Securities") or bearer form ("Bearer Debt Securities") or both and, if Bearer Debt Securities are issuable, any restrictions applicable to the place of payment of any principal of and premium, if any, on and interest on such Bearer Debt Securities, to the exchange of one form for another and to the offer, sale and delivery of such Bearer Debt Securities (except that under current United States federal income tax law, Registered Debt Securities will not be exchangeable into Bearer Debt Securities); (x) any applicable material United States federal income tax consequences, including those related to Debt Securities issued at a discount below their stated principal amount; (xi) the proposed listing, if any, of the Offered Debt Securities on any securities exchange; and (xii) any other specific terms pertaining to the Offered Debt Securities, whether in addition to, or modification or deletion of, the terms described herein.

     Unless otherwise specified in a Prospectus Supplement, Registered Debt Securities shall be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

     Debt Securities will bear interest, if any, at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

  Registration and Transfer

     Debt Securities may be presented for exchange and Registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions described in the applicable Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations described in the applicable Prospectus Supplement. Bearer Debt Securities and the related coupons, if any, will be transferable by delivery.

  Global Debt Securities

     Registered Debt Securities of a series may be issued in the form of one or more global securities (a "Global Security") that will be deposited with, or on behalf of, a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Registered Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole for Registered Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     Bearer Debt Securities of a series may also be issued in the form of one or more Global Securities (a "Bearer Global Security") that will be deposited with a Depositary for Euroclear System and Cedel Bank, S.A., or with a nominee for such Depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of Debt Securities in definitive form in exchange for a Bearer Global Security, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. However, except for Offered Debt Securities issued in foreign currencies, unless otherwise specified in the applicable Prospectus Supplement, The Depository Trust Company ("DTC") will be the Depositary and the following depositary arrangements will apply.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of a Global Security representing Debt Securities, DTC will credit the accounts of the designated Participants with the applicable portions of the principal amount of such Debt Securities and (ii) ownership of beneficial interests in a Global Security representing Debt Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests).

     Investors in a Global Security representing Debt Securities may hold their interests therein directly through DTC if they are Indirect Participants or indirectly through organizations that are Indirect Participants. All beneficial interests in a Global Security representing Debt Securities will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of securities that they own in definitive form. Consequently, the ability to transfer beneficial interests in a Global Security representing Debt Securities to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Security representing Debt Securities to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments in respect of a Global Security representing Debt Securities will be payable in same-day funds by the Trustee to Cede & Co. as nominee of DTC in its capacity as the holder thereof under the applicable Indenture. Under the terms of each Indenture, the Trustee will treat the persons in whose names the Debt Securities, including a Global Security representing Debt Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial interests in a Global Security representing Debt Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial interests in a Global Security representing Debt Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities, such as a Global Security representing Debt Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless

DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Security representing Debt Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither of the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the owners of beneficial interests in a Global Security representing Debt Securities, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Beneficial interests in a Global Security representing Debt Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC, the Participants and the Indirect Participants.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to beneficial owners, and vice versa, will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time. Neither the Company nor the Trustee will have any responsibility or liability with respect thereto.

     Prior to any redemption of Debt Securities covered by a Global Security, the Company will provide DTC with notices of redemption containing all information required by DTC's rules and procedures. Such notices will be provided to DTC for distribution to Participants within the time periods established by DTC. If less than the entire principal amount of Debt Securities of a series represented by a Global Security is to be redeemed, DTC's practice is to determine by lot the amount of the interest of each Participant to be redeemed.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Debt Securities only at the direction of one or more Participants to whose account with DTC interests in a Global Security representing Debt Securities are credited and only in respect of such portion of the principal amount of the Debt Securities as to which such Participant or Participants has or have given such direction.

     The foregoing information concerning DTC and its book-entry system has been obtained from sources that the Company and the Trustee believe to be reliable, but neither the Company nor the Trustee takes responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of beneficial interests in a Global Security representing Debt Securities among Participants in DTC, it is under no obligation to follow or to continue to follow such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, the Participants or the Indirect Participants of their respective obligations under the rules and procedures governing DTC's operations.

     Under the applicable Indenture, a Global Security representing Debt Securities will be exchangeable for Debt Securities in definitive form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary therefor or (y) has ceased to be a clearing agency registered under the Exchange Act, and the Company thereupon fails to appoint a successor depositary within 90 days, (ii) the Company in its sole discretion elects to cause the issuance of its Debt Securities in definitive form or (iii) there shall have occurred and be continuing an Event of Default under the applicable Indenture or any event which after notice or lapse of time or both would be an Event of Default under such Indenture.

  Ranking

     Senior Debt Securities. Payment of the principal of and premium, if any, on and interest on Debt Securities issued under the Senior Debt Indenture will rank pari passu with all other unsecured and unsubordinated debt of the Company.

     Subordinated Debt Securities. Payment of the principal of and premium, if any, on and interest on Debt Securities issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company as defined in the Subordinated Debt Indenture (the "Senior Indebtedness As Defined In the Subordinated Debt Indenture"). The Senior Indebtedness As Defined In the Subordinated Debt Indenture is (i) the principal of and premium, if any, on and interest on all of the Company's indebtedness for money borrowed, other than the Subordinated Debt Securities, whether outstanding on the date of execution of the Subordinated Debt Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be pari passu or subordinate in right of payment to the Subordinated Debt Securities, (ii) any amounts payable under swap transactions and (iii) any deferrals, renewals or extensions of the indebtedness referred to in clause (i) or (ii) above. The term "indebtedness for money borrowed" as used in the foregoing sentence shall include, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets (excluding trade payables arising in the ordinary course of business). Notwithstanding anything to the contrary in the Subordinated Debt Indenture or the Subordinated Debt Securities, Senior Indebtedness As Defined In the Subordinated Debt Indenture shall not include (i) any indebtedness of the Company which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Subordinated Debt Securities or (ii) any indebtedness of the Company to a subsidiary of the Company. As of June 30, 1998, the aggregate principal amount of the Senior Indebtedness As Defined In the Subordinated Debt Indenture was approximately $948,813,000. The Subordinated Debt Indenture does not contain any limitation on the amount of Senior Indebtedness As Defined In the Subordinated Debt Indenture that can be incurred by the Company. Indebtedness to be issued pursuant to the Junior Subordinated Debenture Indenture between the Company and The Chase Manhattan Bank, as Debenture Trustee, providing for the issuance of Junior Subordinated Debentures of the Company, is subordinate in right of payment to the Subordinated Debt Securities.

     In the event (i) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or its property, or (ii) that Subordinated Debt Securities of any series are declared due and payable before their expressed maturity because of the occurrence of an Event of Default under the Subordinated Debt Indenture (under circumstances other than as set forth in clause (i) above), then the holders of all Senior Indebtedness As Defined In the Subordinated Debt Indenture shall first be entitled to receive payment of the full amount due thereon, before the holders of any of such Subordinated Debt Securities or related coupons are entitled to receive a payment on account of the principal of and premium, if any, on or interest on such Subordinated Debt Securities. In the event and during the continuation of any default in payment of any Senior Indebtedness As Defined In the Subordinated Debt Indenture or if any event of default shall exist under any Senior Indebtedness As Defined In the Subordinated Debt Indenture, no payment of the principal or interest on the Subordinated Debt Securities or related coupons shall be made.

  Payment and Paying Agents

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on and interest on the Debt Securities will be made at the office of the Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made, except in the case of a Global Security representing Debt Securities, by
(i) check mailed to the address of the Person entitled thereto as such address shall appear in the applicable Securities Register or (ii) transfer to an account maintained by the Person entitled thereto as specified in such Securities Register, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any Debt Securities will be made to the Person in whose name such Debt Securities are registered at the close of business on the record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; provided, however, the Company will at all times be required to maintain a Paying Agent in each place of payment for the Debt Securities.

     Any moneys deposited with the Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, on or interest on any Debt Securities and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Debt Securities shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

  Conversion Rights

     The terms and conditions, if any, on which Offered Debt Securities are convertible into or exchangeable for Common Stock or other securities of the Company or other issuers will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion or exchange price, the conversion or exchange date(s) or period(s), provisions as to whether conversion or exchange will be at the option of the holder or the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such Offered Debt Securities.

  Consolidation, Merger or Sale of Assets

     The Company shall not consolidate with or merge into any other Person or sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety (either in one transaction or a series of transactions) to any Person, and no Person shall consolidate with or merge into the Company, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company, unless: (i) in case the Company consolidates with or merges into another Person or sells, conveys or transfers its properties and assets as an entirety or substantially as an entirety to any Person, the successor Person is organized and existing under the laws of the United States or any State thereof or the District of Columbia, and such successor Person expressly assumes all of the Company's obligations on the applicable Debt Securities and any coupons and under the applicable Indenture;
(ii) immediately prior to and after giving effect thereto, no Event of Default under the applicable Indenture, and no event which, after notice or lapse of time or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) certain other conditions under the applicable Indenture are met. Accordingly, any such consolidation, merger or transfer of assets as an entirety or substantially as an entirety which meets the conditions described above would not create any Event of Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described below under the caption "-- Events of Default."

  Certain Covenants of the Company

     Restrictions on Creation of Secured Debt. The Company covenants that, so long as any of the Debt Securities remain outstanding, it will not, nor will it permit any Restricted Subsidiary (as defined below), to issue, assume or guarantee any debt for money borrowed (herein referred to as "Debt") if such Debt is secured by a mortgage, security interest, pledge, lien or other encumbrance (any of such are hereinafter referred to as a "lien") on any Principal Property (as defined below), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or acquired after the date of the Indentures), without, in any such case, effectively providing concurrently with the issuance, assumption of or guarantee of any such Debt that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Debt Securities issued under the applicable Indenture and then existing or thereafter created) shall be secured equally and ratably with such Debt. This restriction, however, shall not apply to Debt secured by liens: (i) on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) on property existing at the time that it is acquired or to secure Debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which Debt is incurred prior to or within one year after the later of such acquisition, completion of such construction, or the commencement of commercial operation of such property; provided, however, that in the case of any such acquisition, construction or improvement the lien shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real improvement, on which the property is constructed, or the improvement is located; (iii) securing Debt owed by any Restricted Subsidiary to the Company or another Restricted Subsidiary; (iv) on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (v) paramount to all other liens on advance, partial or progress payments pursuant to contracts with U.S. federal and state governments for production, research or development, or on any material or supplies in connection with the performance of such contracts in order to secure such payments to such governments; and liens on equipment, tools, machinery, land or buildings constructed or purchased by the Company or a Restricted Subsidiary primarily for the purpose of manufacturing a product, or performing any research or development work for such governments to secure indebtedness incurred and owing to such governments for the construction, installation or purchase of such equipment, tools, machinery, land and buildings (including liens incurred in connection with pollution control, industrial revenue or similar financings); (vi) existing at the date of the Indentures; or
(vii) on particular property (or any proceeds of the sale thereof) to secure all or any part of the cost of exploration, drilling, mining or development thereof (including construction of facilities for field processing of minerals) intended to obtain or materially increase the production and sale or other disposition of oil, gas, coal, uranium, copper or other minerals therefrom, or any indebtedness created, issued, assumed or guaranteed to provide funds for any or all such purposes; or (viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing clauses (i) through (vii) inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced (plus improvements on such property).

     Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that the aggregate amount of Debt secured by a lien then outstanding (not including secured Debt permitted under the foregoing exceptions) does not exceed 5% of the consolidated stockholders' equity of the Company as of the end of the last preceding year.

     For the purposes of the foregoing covenant, the following types of transactions shall not be deemed to create Debt secured by a lien: the sale or other transfer of (i) oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specific amount of such minerals; or (ii) any other interest in property of the character commonly referred to as a "production payment."

     Restrictions of Sale and Leaseback Transactions. Sale and leaseback transactions by the Company or any Restricted Subsidiary of any Principal Property are prohibited (except for a temporary lease for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless (i) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by a lien upon the property involved at least equal to the Attributable Debt (defined below) in respect of such transaction without equally and ratably securing the Debt Securities, provided that such Attributable Debt shall then be deemed for all purposes under the Indentures and the provisions of this covenant to be Debt subject to the covenant described above under "-- Restrictions on Creation of Secured Debt," or (ii) an amount in cash equal to such Attributable Debt is applied to the retirement of Debt then having a maturity of more than one year.

     Certain Definitions.

     "Attributable Debt" means the present value (discounted as provided in the Indentures) of the obligation of a lessee for rental payments during the remaining term of any lease.

     "Consolidated Net Tangible Assets" means as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities and (b) all goodwill, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles.

     "Principal Property" means any manufacturing plant or other facility of the Company or any Restricted Subsidiary, whether owned as of the date of the Indentures or acquired thereafter, which is located within the continental United States and, in the opinion of the Board of Directors or an officer designated by the Board of Directors, is of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

     "Restricted Subsidiary" means any Subsidiary all the property of which is located within the continental United States, which owns a Principal Property or in which the Company's investment, whether in the form of equity or debt, is in excess of 10% of the Consolidated Net Tangible Assets of the Company as of the end of the fiscal year preceding the date of determination, provided, however, that the term "Restricted Subsidiary" shall not include any Subsidiary principally engaged in financing exports from or operations outside the continental United States.

  Events of Default

     An "Event of Default" is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being:

          (i) default in payment of all or any part of the principal of or premium, if any, on any Debt Securities of such series when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

          (ii) default for 30 days in payment of any interest on or any additional amounts payable with respect to any Debt Securities of such series when due; or

          (iii) default in payment of any sinking fund installment when due by the terms of the Debt Securities of such series; or

          (iv) default for 90 days after written notice as provided in such Indenture in the performance or breach of any covenant or agreement of the Company in the Debt Securities of such series or such Indenture other than a covenant or agreement included in such Indenture solely for the benefit of a series of Debt Securities other than such series; or

          (v) certain events of bankruptcy, insolvency or reorganization; or

          (vi) any other events of default made applicable to the Debt Securities of such series.

     Each Indenture provides that, for each series of Debt Securities, if an Event of Default other than an Event of Default referred to in clause (v) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may then declare the principal of or, if any of the Debt Securities of the series are original issue discount, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof, and any accrued interest on all Debt Securities of such series then outstanding to be due and payable immediately, which shall then result in the acceleration of such series of Debt Securities. If an Event of Default referred to in clause (v) above shall have occurred and be continuing, then the principal of and accrued interest on all Debt Securities of any series shall ipso facto become and be due and payable immediately without any declaration or other act on the part of the Trustee or any holder thereof. The holders of a majority in aggregate outstanding principal amount of the Debt Securities of any series may annul a declaration of acceleration of maturity and waive any default in respect of such Debt Securities if such default (other than the non-payment of the principal and interest of the Debt Securities of such series which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Trustee.

     Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities issued under such Indenture requesting the Trustee to exercise any right or power under such Indenture before proceeding to exercise any such right or power at the request of such holders. Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities of each series may, in respect of such series of Debt Securities, direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal, premium, if any, or interest or for the conversion or exchange of such Debt Securities in accordance with their terms) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of the applicable series shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received any direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of such series.

     Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

  Discharge, Defeasance and Covenant Defeasance

     The Company can discharge or defease its obligations under each Indenture as set forth below.

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under such Indentures which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or Government Obligations (as defined in such Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of and premium, if any, on and interest on such Debt Securities.

     The Company may also discharge any and all of its obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen series of Debt Securities or to maintain an office or agency in respect of such series of Debt Securities. Under terms satisfactory to the Trustee, the Company also may be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by certain provisions of such Indenture (including covenants described above limiting consolidations, mergers, and certain dispositions) and omit to comply with such provisions without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and premium, if any, on and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal, premium and interest payments on such series of Debt Securities (it being understood that in the case of a defeasance such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); (iii) no Event of Default or any event which after notice or lapse of time or both would be an Event of Default has occurred; (iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (v) certain other provisions set forth in the Indenture are met; (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with; and (vii) in the case of the Subordinated Debt Indenture no event or condition shall exist that, pursuant to certain provisions described under "-- Ranking -- Subordinated Debt Securities" would prevent the Company from making payments of principal of and premium, if any, on and interest on the Subordinated Debt Securities at the date of the irrevocable deposit referred to above.

  Modification of the Indentures

     Each Indenture provides that the Company and the Trustee may enter into Indenture Supplements without the consent of the holders of Debt Securities to:
(i) secure the Debt Securities, (ii) evidence the assumption by a successor corporation of the obligations of the Company, (iii) add covenants or Events of Default for the protection of the holders of all or any series of Debt Securities, or surrender rights or powers of the Company, (iv) cure any ambiguity or correct any inconsistency in such Indenture, provided that such cure or correction does not adversely affect the holders of such Debt Securities, (v) establish the forms or terms of Debt Securities of any series and any related coupons, (vi) evidence the acceptance of appointment by a successor trustee, (vii) make provisions with respect to the conversion or exchange terms and conditions applicable to the Debt Securities of any series,
(viii) add to or change any provisions related to bearer securities, (ix) add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of Debt Securities, (x) supplement any provisions to permit or facilitate the defeasance and discharge of any series and (xi) change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision.

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (i) extend the stated maturity of the principal of, or premium, if any, or interest on, or any additional amounts with respect to any Debt Security, or reduce the principal amount thereof or the rate (or change the manner of calculating the rate) or extend the time of payment of interest thereon or any additional amounts, or change any of the conversion, exchange or redemption provisions thereof or change the currency in which the principal of (including any amount in respect of original issue discount), premium, if any, on or interest on any Debt Security is payable or reduce the amount of principal of any original issue discount Debt Security that is payable upon acceleration or provable in bankruptcy or alter provisions of such Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or for the conversion or exchange of any Debt Security in accordance with its terms or (ii) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture the consent of the holders of which is required for any such modification.

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness As Defined In the Subordinated Debt Indenture then outstanding that would be adversely affected thereby.

  Governing Law

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

  Information Concerning the Trustee

     The Chase Manhattan Bank is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking and trust relationships and is also the Debenture Trustee under the Junior Subordinated Debenture Indenture.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

  General

     The Junior Subordinated Debentures will be issued in one or more series under a Junior Subordinated Debenture Indenture, as supplemented from time to time (as so supplemented, the "Junior Subordinated Debenture Indenture"), between the Company and The Chase Manhattan Bank as the Debenture Trustee. The Junior Subordinated Debenture Indenture has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the Registration Statement of which this Prospectus is a part. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Debenture Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such Junior Subordinated Debentures and the Junior Subordinated Debenture Indenture, including the definitions therein of certain terms, and those terms made a part of the Junior Subordinated Debenture Indenture by the Trust Indenture Act.

     The applicable Prospectus Supplement will describe the specific terms of the Junior Subordinated Debentures offered thereby, including: (i) the specific title and designation, aggregate principal amount (including any limit thereon), purchase price and denominations of such Junior Subordinated Debentures; (ii) the date or dates on which the principal of such Junior Subordinated Debentures is payable or the method of determining the same, if applicable; (iii) the rate or rates (which may be fixed or variable) at which such Junior Subordinated Debentures will bear interest, if any, or the method of determining the same, if applicable; (iv) the date or dates from which such interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on such Junior Subordinated Debentures;
(v) the duration of the maximum consecutive period that the Company may elect to defer payments of interest on such Junior Subordinated Debentures; (vi) any redemption, repayment or sinking fund provisions; (vii) whether such Junior Subordinated Debentures are convertible into or exchangeable for Common Stock or other securities or rights of the Company or other issuers, or a combination of the foregoing, and, if so, the applicable conversion or exchange terms and conditions; (viii) any applicable material United States federal income tax consequences; and (ix) any other specific terms pertaining to such Junior Subordinated Debentures, whether in addition to, or modification or deletion of, the terms described herein.

  Ranking

     Each series of Junior Subordinated Debentures will rank pari passu with all other Junior Subordinated Debentures (collectively, the "Other Debentures") to be issued by the Company and sold to other trusts or other entities to be established by the Company that are similar to the Hercules Trusts (collectively, the "Other Hercules Trusts") and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the Junior Subordinated Debenture Indenture to all Senior Indebtedness of the Company as defined in the Junior Subordinated Debenture Indenture (the "Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture"). The Junior Subordinated Debenture Indenture will not limit the amount of secured or unsecured debt, including Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture, that may be incurred by the Company or its subsidiaries. See "-- Subordination." As of June 30, 1998, the aggregate principal amount of the Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture was approximately $1,031,813,000.

  Form, Registration and Transfer

     The Junior Subordinated Debentures will be issued in fully registered form. Until any dissolution of the applicable Hercules Trust, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the related Trust Securities. If the Junior Subordinated Debentures are distributed to the holders of the related Trust Securities, the Junior Subordinated Debentures will be issued to such holders in the same form as the Trust Securities were held. Accordingly, any depositary arrangements for such Junior Subordinated Debentures are expected to be substantially similar to those in effect for the Trust Preferred Securities. See "Description of Trust Preferred Securities -- Global Trust Preferred Securities."

  Payment and Paying Agents

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on and interest on the Junior Subordinated Debentures will be made at the office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made, except in the case of a global certificate representing Junior Subordinated Debentures, by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the applicable Securities Register for Junior Subordinated Debentures or (ii) transfer to an account maintained by the Person entitled thereto as specified in such Securities Register, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any Junior Subordinated Debenture will be made to the Person in whose name such Junior Subordinated Debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; provided, however, the Company will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures.

     Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, on or interest on any Junior Subordinated Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

  Option to Extend Interest Payment Date

     So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Junior Subordinated Debenture Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time up to the maximum period specified in the applicable Prospectus Supplement for the deferral of interest (each deferral period being referred to herein as an "Extension Period"), provided that an Extension Period must end on an interest payment date and may not extend beyond the stated maturity of such Junior Subordinated Debentures. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (and holders of the related Trust Securities while such Trust Securities are outstanding) will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income, regardless of the method of accounting used by the Holders.

     Prior to the termination of any Extension Period, the Company may extend such Extension Period, provided that such extension does not cause such Extension Period to exceed the maximum Extension Period, end on a date other than an interest payment date or extend beyond the stated maturity of the related Junior Subordinated Debentures. Upon the termination of any Extension Period (or any extension thereof) and the payment of all amounts then due, the Company may begin a new Extension Period, subject to the foregoing limitations. No interest shall be due and payable during an Extension Period except at the end thereof. The Company must give the Debenture Trustee notice of its election to begin or extend an Extension Period at least five Business Days prior to the earlier of (i) the date cash distributions on the related Trust Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the applicable Hercules Trust is required to give notice to any securities exchange or to holders of its Trust Preferred Securities of the record date or the date cash distributions are payable, but in any event not less than five Business Days prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin or extend an Extension Period to the holders of the Trust Preferred Securities. Subject to the foregoing limitations, there is no limitation on the number of times that the Company may begin or extend an Extension Period.

  Restrictions on Certain Payments

     The Company will also covenant that if at any time (i) there shall have occurred any event of which the Company has actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default, (ii) the Company shall be in default with respect to any of its payment obligations under the Guarantee or (iii) the Company shall have given notice of its election to exercise its right to begin or extend an Extension Period as provided in the Junior Subordinated Debenture Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced and be continuing, then it will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (2) make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any debt securities of the Company (including Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (3) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (including under Other Guarantees (as defined herein)) if such guarantee ranks pari passu or junior in right of payment to the Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the applicable Guarantee, (d) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans).

     So long as the Trust Securities remain outstanding, the Company also will covenant (i) to maintain 100% direct or indirect ownership of the related Trust Common Securities (it being understood that any permitted successor of the Company under the Junior Subordinated Debenture Indenture may succeed to the Company's ownership of such Trust Common Securities), (ii) to use its best efforts to cause each Hercules Trust (a) to remain a business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of related Trust Securities in liquidation of such Hercules Trust, the conversion, exchange or redemption of all of such Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the applicable Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes, (iii) to use its best efforts to cause each holder of its Trust Securities to be treated as owning an undivided beneficial interest in the related Junior Subordinated Debentures and
(iv) not to cause, as Sponsor of the Hercules Trusts, or to permit, as the Trust Common Securities Holder, the dissolution, liquidation or winding-up of any Hercules Trust, except as provided in the applicable Trust Agreement.

  Modification of Junior Subordinated Debenture Indenture

     From time to time, the Company and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Junior Subordinated Debenture Indenture for specified purposes, including, among other things, curing ambiguities or adding provisions (provided that any such action does not materially adversely affect the interests of the holders of the Junior Subordinated Debentures) and maintaining the qualification of the Junior Subordinated Debenture Indenture under the Trust Indenture Act. The Junior Subordinated Debenture Indenture will permit the Company and the Debenture Trustee, with the consent of the holders of a majority in principal amount of all outstanding Junior Subordinated Debentures affected thereby, to modify the Junior Subordinated Debenture Indenture in a manner affecting the rights of the holders of Junior Subordinated Debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the stated maturity or reduce the principal of any such Junior Subordinated Debentures, (ii) change the interest rate (or the manner of calculation of the interest rate) or extend the time of payment of interest on any such Junior Subordinated Debentures except pursuant to the Company's right under the Junior Subordinated Debenture Indenture to defer the payment of interest as provided therein (see "-- Option to Extend Interest Payment Date"), (iii) change any of the conversion, exchange or redemption provisions applicable to any such Junior Subordinated Debentures,
(iv) change the currency in respect of which payments of principal of or any premium or interest on any such Junior Subordinated Debentures are to be made,
(v) change the right of holders of Trust Securities to bring a Direct Action in respect of any required payments or conversion or exchange rights, (vi) impair or affect the right of any holder of any such Junior Subordinated Debentures to institute suit for the payment of the principal thereof or premium, if any, or interest thereon or for the conversion or exchange of any such Junior Subordinated Debentures in accordance with their terms, (vii) change the subordination provisions adversely to the holders of the Junior Subordinated Debentures, or (viii) reduce the percentage of principal amount of Junior Subordinated Debentures the holders of which are required to consent to any such modification of the Junior Subordinated Debenture Indenture.

  Debenture Events of Default

     The following described events with respect to any series of Junior Subordinated Debentures will constitute a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) unless such event is specifically deleted or modified in or pursuant to the supplemental indenture, Board Resolution or Officers' Certificate establishing the terms of such series pursuant to the Junior Subordinated Debenture Indenture:

          (i) failure for 30 days to pay any interest on that series of Junior Subordinated Debentures when due (subject to any permitted deferral thereof); provided that, during any Extension Period for such series of Junior Subordinated Debentures, failure to pay interest on such series of Junior Subordinated Debentures shall not constitute a Debenture Event of Default; or

          (ii) failure to pay any principal of or premium, if any, on that series of Junior Subordinated Debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

          (iii) if applicable, failure by the Company to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of Junior Subordinated Debentures or the related Trust Preferred Securities; or

          (iv) failure to observe or perform any other agreement or covenant contained in the Junior Subordinated Debenture Indenture in respect of that series of Junior Subordinated Debentures for

     90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of Junior Subordinated Debentures; or

          (v) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee in respect of such Junior Subordinated Debentures. The Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures of any series may declare the principal of and any accrued interest on such Junior Subordinated Debentures due and payable immediately upon a Debenture Event of Default, other than a Debenture Event of Default referred to in clause (v) above, which shall result in the immediate acceleration of the Junior Subordinated Debentures. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures of any series may annul such declaration and waive the default in respect of such Junior Subordinated Debentures if the default (other than the non-payment of the principal and interest of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures of any series may, on behalf of the holders of all of the Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of the principal of or premium, if any, on or interest on (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Debenture Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture of such series.

  Enforcement of Certain Rights by Holders of Trust Preferred Securities

     To the extent any action under the Junior Subordinated Debenture Indenture is entitled to be taken by the holders of at least a specified percentage of Junior Subordinated Debentures, holders of the corresponding Trust Preferred Securities may take such action if such action is not taken by the Property Trustee of the related Hercules Trust. Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and is attributable either to (i) the failure of the Company to pay the principal of or premium, if any, on or interest on the Junior Subordinated Debentures on the due date or
(ii) the failure by the Company to deliver the required securities or other rights upon an appropriate conversion or exchange right election, a holder of the related Trust Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or premium, if any, on or interest on such Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Preferred Securities held by such holder or for enforcement of such conversion or exchange rights, as the case may be (a "Direct Action"). The Company may not amend the Junior Subordinated Debenture Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, the applicable Hercules Trust may become subject to the reporting obligations under the Exchange Act. Notwithstanding any payments made to a holder of Trust Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of and premium, if any, on and interest on the related Junior Subordinated Debentures, and the Company shall be subrogated to the rights of the holder of such Trust Preferred Securities with respect to payments on the Trust Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action.

     The holders of the Trust Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related Junior Subordinated

Debentures unless an Event of Default has occurred and is continuing under the applicable Trust Agreement. See "Description of Trust Preferred
Securities -- Events of Default; Notice."

  Consolidation, Merger, Sale of Assets and Other Transactions

     The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company, unless: (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes the Company's obligations under the Junior Subordinated Debentures and the Guarantees; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Debenture Indenture are met.

  Satisfaction and Discharge

     The Junior Subordinated Debenture Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Debenture Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Debenture Indenture, when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation
(i) have become due and payable or (ii) will become due and payable at maturity or upon redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

  Subordination

     The Junior Subordinated Debentures will rank subordinate and junior in right of payment to all Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture to the extent provided in the Junior Subordinated Debenture Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture will first be entitled to receive payment in full of such Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

     In the event of the acceleration of the maturity of Junior Subordinated Debentures, the holders of all Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

     No payments on account of principal or premium, if any, or interest in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture, or an event of default with respect to any Senior Indebtedness As Defined In the Junior Subordinated

Debenture Indenture resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     "Indebtedness" shall mean: (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, banker's acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) all indebtedness of the Company, whether incurred on or prior to the date of the Junior Subordinated Debenture Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, the Company has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and (viii) obligations of the type referred to in clauses (i) through
(vii) of another Person secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company); and all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

     "Indebtedness Ranking on a Parity with the Junior Subordinated Debentures" shall mean (i) Indebtedness, whether outstanding on the date of execution of the Junior Subordinated Debenture Indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks pari passu with and not prior to the Junior Subordinated Debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the Company and (ii) all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of equity securities or other securities guaranteed by the Company pursuant to an instrument that ranks pari passu with or junior in right of payment to the Guarantee. The securing of any Indebtedness otherwise constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures.

     "Indebtedness Ranking Junior to the Junior Subordinated Debentures" shall mean any Indebtedness, whether outstanding on the date of execution of the Junior Subordinated Debenture Indenture or thereafter created, assumed or incurred, to the extent such Indebtedness by its terms ranks junior to and not pari passu with or prior to the Junior Subordinated Debentures (and any other Indebtedness Ranking on a Parity with the Junior Subordinated Debentures) in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the Company. The securing of any Indebtedness otherwise constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures.

     "Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture" shall mean all Indebtedness, whether outstanding on the date of execution of the Junior Subordinated Debenture Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Junior Subordinated Debentures or Indebtedness Ranking Junior to the Junior Subordinated Debentures.

  Governing Law

     The Junior Subordinated Debenture Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Delaware.

  Information Concerning the Debenture Trustee

     The Debenture Trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the Debenture Trustee will not be under any obligation to exercise any of the powers vested in it by the Junior Subordinated Debenture Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 300,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock.

     Preferred Stock may be issued from time to time in one or more classes or series of preferred stock with such designations, powers, preferences and rights of the shares of such class or series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preference established by the Board of Directors, without approval of the stockholders, pursuant to the provisions of the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation").

     At August 31, 1998, there were outstanding (i) 94,630,404 shares of Common Stock and (ii) no shares of Preferred Stock.

     As described under "Description of Depositary Shares," the Company may issue Depositary Shares evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular class or series of the Preferred Stock) in a share of a particular class or series of the Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined herein).

     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and the By-Laws of the Company, as amended (the "By-Laws"), copies of which are filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 and to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive dividends and other distributions in cash, stock or property of the Company, when, as and if declared by the Board of Directors out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

     Voting Rights. At every meeting of stockholders, every holder of Common Stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of Preferred Stock, any action submitted to stockholders is approved if the number of votes cast in favor of such action exceeds the number of votes required by the provisions of the Certificate of Incorporation or by law, subject to applicable quorum requirements. The Certificate of Incorporation requires the affirmative vote of at least 80% of the voting power of all of the stockholders with respect to certain fundamental corporate transactions. The Certificate of Incorporation also precludes stockholders from acting by written consent.

     Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the business of the Company, whether voluntary or involuntary (any such event, a "Liquidation"), the holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of Preferred Stock then outstanding.

     Miscellaneous. The holders of Common Stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the Common Stock is not subject to redemption.

     The Company has a classified Board of Directors with three-year terms. The directors are divided into three classes as equal in number as possible and the term of one class expires each year.

     The transfer agent and registrar with respect to the Common Stock is Chase Mellon Shareholder Services.

     All shares of Common Stock offered pursuant to a Prospectus Supplement, or issuable upon conversion, exchange or exercise of Offered Securities, will, when issued, be fully paid and non-assessable. The Common Stock is traded on the New York Stock Exchange under the symbol "HPC."

     Reference is made to the applicable Prospectus Supplement relating to the Common Stock offered thereby for specific terms, including: (i) the number of shares offered, (ii) the initial offering price, if any, and market price and
(iii) dividend information.

PREFERRED STOCK

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation (including any future amendments thereto) and By-Laws, as amended.

  General

     Subject to limitations prescribed by Delaware law and the Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each class or series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

     Reference is made to the Prospectus Supplement relating to the class or series of Preferred Stock offered thereby for specific terms, including: (i) the class or series, title and stated value, if any, of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered and the liquidation preference per share and the initial offering price, if any, of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) whether dividends on such Preferred Stock shall be cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate; (v) any voting rights granted to the holders of such Preferred Stock or required by law;
(vi) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vii) provisions for a sinking fund, if any, for such Preferred Stock;
(viii) provisions for redemption, if applicable, of such Preferred Stock; (ix) any listing of such Preferred Stock on any securities exchange; (x) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or exchangeable for other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the conversion or exchange price or rate (or manner of calculation thereof) and the conversion or exchange date(s) or period(s); (xi) whether interests in such Preferred Stock will be represented by Depositary Shares, and, if so, the terms thereof; (xii) a discussion of certain material U.S. federal income tax considerations applicable to such Preferred Stock; and
(xiii) any other material terms, preferences, rights, limitations or restrictions of such Preferred Stock.

  Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to (as applicable) dividend rights and rights upon liquidation, dissolution or winding-up of the Company, rank (i) senior to all classes or series of Common Stock of the Company and to all equity securities of the Company the terms of which provide that such equity securities are subordinated to the Preferred Stock; (ii) on a parity with all equity securities of the Company other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities of the Company which the terms of such Preferred Stock provide will rank senior to it.

  Dividends

     Holders of shares of the Preferred Stock of each class or series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any class or series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any class or series of the Preferred Stock for which dividends are non-cumulative, then the holders of such class or series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series are declared payable on any future dividend payment date.

     If any shares of the Preferred Stock of any class or series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such class or series for any period unless (i) if such class or series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such class or series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment for the then current dividend period ((i) and (ii) are hereinafter collectively referred to as "all required dividends are paid"). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any class or series and the shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such class or series, all dividends declared upon shares of Preferred Stock of such class or series and any other class or series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such class or series and such other class or series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other class or series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such class or series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless all required dividends are paid, no dividends (other than in Common Stock or other stock ranking junior to the Preferred Stock of such class or series as to dividends and upon liquidation, dissolution or winding-up of the Company) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such class or series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such class or series as to dividends or upon liquidation, dissolution or winding-up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the Preferred Stock of such class or series as to dividends and upon liquidation, dissolution or winding-up of the Company).

     Any dividend payment made on shares of a class or series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such class or series which remains payable.

  Redemption

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a class or series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of stock of the Company, the terms of such Preferred Stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless provided otherwise for any class or series of Preferred Stock, unless all required dividends are paid: (i) no shares of the applicable class or series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such class or series are simultaneously redeemed and (ii) the Company shall not purchase or otherwise acquire directly or indirectly any shares of the applicable class or series of Preferred Stock (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such class or series as to dividends and upon liquidation, dissolution or winding-up of the Company), provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such class or series.

  Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of stock of the Company ranking junior to such class or series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding-up of the Company, the holders of each class or series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such class or series of Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such class or series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of such class or series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with such class or series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding-up of the Company, then the holders of such class or series of Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of such class or series of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of stock ranking junior to such class or series of Preferred Stock upon any liquidation, dissolution or winding-up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares.

     For such purposes, neither the consolidation or merger of the Company with or into any other Company nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company shall be deemed to constitute a liquidation, dissolution or winding-up of the Company.

  Voting Rights

     Holders of such class or series of Preferred Stock will not have any voting rights, except as set forth below (unless otherwise specified in a Prospectus Supplement) or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     If specified in the applicable Prospectus Supplement, or as long as the Preferred Stock is listed on an exchange so requiring, whenever dividends on any shares of such class or series of Preferred Stock shall be in arrears for six or more quarterly periods, regardless of whether such quarterly periods are consecutive, the holders of such shares of such class or series of Preferred Stock (voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by an officer of the Company at the request of a holder of such class or series of Preferred Stock or, if such special meeting is not called by an officer of the Company within 30 days, at a special meeting called by a holder of such class or series of Preferred Stock designated by the holders of record of at least 10% of the shares of any such class or series of Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such class or series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment or (ii) if such class or series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each class or series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such class or series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to such class or series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Company or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such shares; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation in respect of such class or series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Preferred Stock of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

  Conversion Rights

     The terms and conditions, if any, upon which shares of any class or series of Preferred Stock are convertible into or exchangeable for other securities or rights of the Company or other issuers, including, without limitation, Common Stock, Debt Securities or another series of Preferred Stock, or any combination of the foregoing, will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the name of the issuer of such other securities or rights and the number or principal amount of the securities or rights into which the Preferred Stock is convertible or exchangeable, the conversion or exchange price or rate (or manner of calculation thereof), the conversion or exchange date(s) or period(s), provisions as to whether the conversion or exchange will be at the option of the holders of such class or series of Preferred Stock or the Company or other issuer and the events requiring an adjustment of the conversion or exchange price or rate.

DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to the Deposit Agreement and the Depositary Receipts evidencing the Depositary Shares.

  General

     The Company may issue shares of Preferred Stock represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Preferred Stock Depositary"). The Prospectus Supplement relating to Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each holder of a Depositary Receipt evidencing Depositary Shares will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented by such Depositary Shares (including dividend, voting, redemption, conversion, exchange and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable fractional interest in a share of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

     A holder of Depositary Receipts evidencing Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company may also deliver cash in lieu of delivery of fractional interests in Preferred Stock.

  Dividends and Other Distributions

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect of the series of Preferred Stock represented by the Depository Shares to the holders of Depositary Receipts in proportion to the number of Depositary Receipts owned by such holders. The Preferred Stock Depositary, however, will distribute only such amounts as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by that Preferred Stock Depositary for distribution to holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including public or private sale of such property and distribution of the net proceeds from such sale to such holders.

     The amounts so distributed in any of the foregoing cases will be reduced by any amount required by law to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

  Conversion and Exchange

     If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the applicable Prospectus Supplement, each holder of Depositary Receipts will have the right or obligation to convert or exchange the Depositary Shares represented by such Depositary Receipts pursuant to the terms thereof.

  Redemption

     If any series of Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the related Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

     After the date fixed for redemption, the Depositary Receipts evidencing such Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders of the Depositary Receipts evidencing such Depositary Shares fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

  Voting

     Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the holders of the Depositary Receipts evidencing such Depositary Shares. Each holder of such Depositary Receipts on the record date (which will be the same date as the record date for such Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts.

  Record Date

     Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion or redemption of, or any election on the part of the Company to call for the redemption of, any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts who (x) shall be entitled to receive such dividend, distribution, rights, preferences or privileges or (y) shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

  Amendment and Termination of the Deposit Agreement

     Any provision of the Deposit Agreement or any Depositary Receipt may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "-- Charges of Preferred Stock Depositary"), or which otherwise materially and adversely affects any existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts unless approved by at least two-thirds of the holders of such outstanding Depositary Receipts.

     Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination, provided, however, that any such termination that materially and adversely affects the holders of the Depositary Receipts must be approved by at least two-thirds of the holders of the outstanding Depositary Receipts. If any Depositary Receipts remain outstanding after the date of termination of the Deposit Agreement, the Preferred Stock Depositary will exchange the Depositary Receipts for shares of the Preferred Stock underlying the Depositary Shares represented by such Depositary Receipts, and, thereafter, will discontinue the transfer of Depositary Receipts, suspend the distribution of dividends to the holders thereof and not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement.

  Charges of Preferred Stock Depositary

     The Company will pay all charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which

Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

  Miscellaneous

     The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder without negligence and in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment as successor depositary. If a successor depositary shall not have been appointed and accepted its appointment within 45 days after the giving of such notice of resignation, the resigning Preferred Stock Depositary may petition any court of competent jurisdiction for the appointment of a successor depositary with respect to outstanding Depositary Receipts under the Deposit Agreement.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants to purchase Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares or Common Stock (collectively, the "Underlying Warrant Securities"), and such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants.

     The applicable Prospectus Supplement will describe the specific terms of any Warrants offered thereby, including: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants; (vi) the price at which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The Trust Preferred Securities will be issued by a Hercules Trust under the applicable Trust Agreement and will represent beneficial interests in such Hercules Trust. The holders of such beneficial interests will be entitled to a preference over the Trust Common Securities of such Hercules Trust with respect to the payment of distributions and amounts payable on redemption of the Trust Preferred Securities or the liquidation of such Hercules Trust under the circumstances described under "-- Subordination of Trust Common Securities." Each Trust Agreement has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the Trust Preferred Securities and the Trust Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such Trust Preferred Securities and such Trust Agreement, including the definitions therein of certain terms, and those made a part of such Trust Agreement by the Trust Indenture Act.

     Reference is made to the applicable Prospectus Supplement for a description of the specific terms of the Trust Preferred Securities offered thereby, including (i) the particular Hercules Trust issuing such Trust Preferred Securities; (ii) the specific designation, number and purchase price of such Trust Preferred Securities; (iii) the annual distribution rate (or method of calculation of the distribution rate) for such Trust Preferred Securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum Extension Period for which such distributions may be deferred; (iv) the Liquidation Amount per Trust Preferred Security which shall be paid out of the assets of such Hercules Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Hercules Trust; (v) the obligation or right, if any, of such Hercules Trust to purchase or redeem its Trust Preferred Securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such Trust Preferred Securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right; (vi) the terms and conditions, if any, upon which such Trust Preferred Securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per Trust Preferred Security and the date or dates on which or period or periods within which such conversion or exchange may be effected; (vii) if applicable, any securities exchange upon which such Trust Preferred Securities shall be listed; (viii) whether such Trust Preferred Securities are issuable in book-entry only form and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and (ix) any other rights, preferences, privileges, limitations or restrictions of such Trust Preferred Securities consistent with the applicable Trust Agreement or with applicable law (which may differ from those described herein). Certain material United States federal income tax considerations applicable to any offering of Trust Preferred Securities will also be described in the applicable Prospectus Supplement.

GENERAL

     The Trust Preferred Securities of a Hercules Trust will rank pari passu, and payments will be made thereon pro rata, with the Trust Common Securities of such Hercules Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of Trust Preferred Securities and Trust Common Securities by a Hercules Trust will be used by such Hercules Trust to purchase an aggregate principal amount of Junior Subordinated Debentures of the Company equal to the aggregate Liquidation Amount of such Trust Preferred Securities and Trust Common Securities. Legal title to such Junior Subordinated Debentures will be held by the Property Trustee of the Hercules Trust for the benefit of the holders of the related Trust Securities. In addition, the Company will execute a Guarantee for the benefit of the holders of the related Trust Preferred Securities. The Guarantees will not guarantee payment of distributions or amounts payable on redemption of the Trust Preferred Securities or liquidation of a

Hercules Trust when such Hercules Trust does not have funds legally available for the payment thereof. See "Description of Guarantees."

     The revenue of a Hercules Trust available for distribution to holders of its Trust Preferred Securities will be limited to payments under the related Junior Subordinated Debentures which such Hercules Trust purchased with the proceeds from the sale of its Trust Securities. If the Company fails to make a required payment in respect of such Junior Subordinated Debentures, the applicable Hercules Trust will not have sufficient funds to make the related payments, including distributions, in respect of its Trust Preferred Securities. Each of the Hercules Trusts is a separate legal entity and the assets of one are not available to satisfy the obligations of any other.

  Deferral of Distributions

     So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Junior Subordinated Debenture Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for up to the maximum Extension Period specified in the applicable Prospectus Supplement, provided that an Extension Period must end on an interest payment date and may not extend beyond the stated maturity of such Junior Subordinated Debentures. If the Company elects to exercise such right, distributions on the related Trust Preferred Securities will be deferred during any such Extension Period. Distributions to which holders of the Trust Preferred Securities are entitled during any Extension Period will continue to accumulate additional distributions thereon. The Company has no current intention to exercise its right to defer payments of interest on the Junior Subordinated Debentures it may issue and, accordingly, distributions on the related Trust Preferred Securities.

  Redemption

     Upon the repayment at the stated maturity or redemption (in whole or in part) prior to the stated maturity of the Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem an aggregate liquidation amount of the related Trust Securities equal to the aggregate principal amount of such Junior Subordinated Debentures so repaid or redeemed, upon not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of Trust Securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Hercules Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the Junior Subordinated Debentures are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related Trust Securities on a pro rata basis among the Trust Preferred Securities and the Trust Common Securities of the applicable Hercules Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the Trust Preferred Securities held in book-entry form, if any, are to be redeemed, such Trust Preferred Securities will be redeemed in accordance with the procedures of DTC. See "-- Global Trust Preferred Securities."

  Redemption Procedures

     If a Hercules Trust gives a notice of redemption in respect of its Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, (i) with respect to Trust Preferred Securities held by DTC or its nominee, the Property Trustee will deposit, or cause the Paying Agent (as defined herein) to deposit, irrevocably with DTC funds sufficient to pay the applicable redemption price and (ii) with respect to Trust Preferred Securities held in certificated form, the Property Trustee will irrevocably deposit with the Paying Agent funds sufficient to pay the applicable redemption price and will give such Paying Agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the

Trust Preferred Securities. If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the Trust Preferred Securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such Trust Preferred Securities will cease to be outstanding. In the event that any redemption date is not a Business Day, then the applicable redemption price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Hercules Trust or by the Company pursuant to the applicable Guarantee as described under "Description of Guarantees," (i) distributions on the related Trust Preferred Securities will continue to accumulate from the redemption date originally established by such Hercules Trust to the date such applicable redemption price is actually paid and (ii) the actual payment date will be the redemption date for purposes of calculating the applicable Redemption Price.

     Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

  Liquidation of a Hercules Trust and Distribution of Junior Subordinated Debentures

     The Company will have the right at any time to dissolve a Hercules Trust and cause the related Junior Subordinated Debentures to be distributed to the holders of the Trust Securities of such Hercules Trust in liquidation of such Hercules Trust after satisfaction of liabilities to creditors of such Hercules Trust as required by applicable law. Such right is subject to the Company having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the Trust Preferred Securities of such Hercules Trust.

     Each Hercules Trust shall automatically dissolve upon the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company;
(ii) the distribution of the related Junior Subordinated Debentures to the holders of the Trust Securities of such Hercules Trust, if the Company, as Sponsor, has given written direction to the Property Trustee to dissolve such Hercules Trust (which direction is optional and, except as described above, wholly within the discretion of the Company, as Sponsor); (iii) the conversion, exchange or redemption of all of the Trust Securities of such Hercules Trust;
(iv) expiration of the term of such Hercules Trust and (v) the entry of an order for the dissolution of such Hercules Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in clause (i), (ii), (iv) or (v) above, the applicable Hercules Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Hercules Trust as provided by applicable law, to the holders of the Trust Securities the related Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Hercules Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such Hercules Trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount per Trust Security specified in the applicable Prospectus Supplement plus accumulated distributions thereon to the date of payment (such amount being referred to herein as the "Liquidation Distribution"). If the Liquidation Distribution can be paid only in part because the applicable Hercules Trust has insufficient assets legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Hercules Trust on its Trust Securities shall be paid on a pro rata basis, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities of such Hercules Trust shall have a priority over the Trust Common Securities of such Hercules Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

     After a date is fixed for any distribution of Junior Subordinated Debentures to holders of the related Trust Securities, (i) such Trust Securities will no longer be deemed to be outstanding, (ii) each registered global certificate, if any, representing such Trust Securities will be exchanged for a registered global certificate representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any Trust Securities in certificated form will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the liquidation amount of such Trust Securities, and bearing accrued interest in an amount equal to the accumulated distributions on such Trust Securities until such certificates are presented to the Administrative Trustees or their agent for cancellation, whereupon the Company will issue to such holder, and the Debenture Trustee will authenticate, Junior Subordinated Debentures in certificated form.

     There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for such Trust Preferred Securities if a dissolution and liquidation of the applicable Hercules Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the applicable Hercules Trust, may trade at a discount to the price that the investor paid to purchase such Trust Preferred Securities.

  Subordination of Trust Common Securities

     Payment of distributions on, and the applicable redemption price of, Trust Securities shall be made pro rata among the Trust Preferred Securities and the Trust Common Securities of the applicable Hercules Trust based on their respective Liquidation Amounts; provided, however, that if on any distribution date or redemption date a Debenture Event of Default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the Trust Common Securities of the applicable Hercules Trust, and no other payment on account of the redemption, liquidation or other acquisition of such Trust Common Securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding Trust Preferred Securities of such Hercules Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such Trust Preferred Securities then due and payable.

     Upon the occurrence and continuance of an Event of Default under the applicable Trust Agreement, the Company, as the Trust Common Securities Holder of the applicable Hercules Trust, will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default shall have been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities of such Hercules Trust and not on behalf of the Company as the Trust Common Securities Holder, and only the holders of such Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

  Events of Default; Notice

     The occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of Default") will constitute an "Event of Default" under the applicable Trust Agreement. Within ten Business Days after the occurrence of an Event of Default under the applicable Trust Agreement actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Trust Preferred Securities of the applicable Hercules Trust, the Administrative Trustees and the Company, as Sponsor, unless such Event of Default shall have been cured or waived.

     For a discussion of the limited circumstances in which holders of Trust Preferred Securities may bring a Direct Action against the Company, see "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

  Removal of Issuer Trustees

     Unless a Debenture Event of Default has occurred and is continuing, any Issuer Trustee may be removed at any time by the Company as the Trust Common Securities Holder of the applicable Hercules Trust. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding Trust Preferred Securities of the applicable Hercules Trust. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the Trust Common Securities Holder. No resignation or removal of an Issuer Trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

  Merger or Consolidation of Issuer Trustees

     Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the applicable Trust Agreement, provided such Person shall be otherwise qualified and eligible.

  Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Hercules Trust

     A Hercules Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below or as otherwise described under "-- Liquidation of a Hercules Trust and Distribution of Junior Subordinated Debentures." A Hercules Trust may, at the request of the Company, as Sponsor, with the consent of the Administrative Trustees but without the consent of the holders of its Trust Preferred Securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of such Hercules Trust with respect to the Trust Securities of such Hercules Trust or (b) substitutes for the Trust Securities of such Hercules Trust other securities having substantially the same terms as such Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as such Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the related Junior Subordinated Debentures,
(iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the Trust Securities of such Hercules Trust are then listed, if any, (iv) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Securities (including any Successor Securities) of such Hercules Trust or the related Junior Subordinated Debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization, (v) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) of such Hercules Trust in any material respect (other than any dilution of such holders' interests in the new entity), (vi) such successor entity has a purpose substantially identical to that of such Hercules Trust,
(vii) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to such Hercules Trust experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) of such Hercules

Trust in any material respect (other than any dilution of such holders' interests in the new entity), and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Hercules Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act") and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the applicable Guarantee and the applicable guarantee for the benefit of the owner of the Common Securities of such Hercules Trust. Notwithstanding the foregoing, a Hercules Trust shall not, except with the consent of each holder of its Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Hercules Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

  Voting Rights; Amendment of a Trust Agreement

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Hercules Trust" and "Description of Guarantees -- Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of Trust Preferred Securities will have no voting rights.

     Each Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities of the applicable Hercules Trust, (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement, or
(ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that such Hercules Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its Trust Securities are outstanding or to ensure that such Hercules Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of such Trust Securities. A Trust Agreement may be amended by the Issuer Trustees and the Company (i) with the consent of holders of a majority in Liquidation Amount of the outstanding Trust Securities of the applicable Hercules Trust, and (ii) upon receipt by the Issuer Trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect such Hercules Trust's status as a grantor trust for United States federal income tax purposes or such Hercules Trust's exemption from status as an "investment company" under the Investment Company Act; provided, however, that, without the consent of each holder of such Trust Securities, such Trust Agreement may not be amended to (i) change the distribution rate (or manner of calculation of the distribution rate), amount, timing or currency or otherwise adversely affect the method of any required payment, (ii) change the purpose of the applicable Hercules Trust, (iii) authorize the issuance of any additional beneficial interests in such Hercules Trust, (iv) change the conversion, exchange or redemption provisions, (v) change the conditions precedent for the Company to elect to dissolve such Hercules Trust and distribute the related Junior Subordinated Debentures to the holders of such Trust Securities, (vi) change the Liquidation Distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Hercules Trust, (vii) affect the limited liability of any holder of such Trust Securities or (viii) restrict the right of a holder of such Trust Securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such Trust Securities in accordance with their terms.

     So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to such Debenture Trustee, or execute any trust or power conferred on the Debenture Trustee, with respect to the Junior Subordinated Debentures, (ii) waive certain past defaults under the Junior Subordinated Debenture Indenture, (iii) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such Junior Subordinated Debentures or (iv) consent to any amendment, modification or termination of the Junior Subordinated Debenture Indenture or such Junior Subordinated Debentures where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in Liquidation Amount of all outstanding Trust Preferred Securities of the applicable Hercules Trust; provided, however, that where a consent under the Junior Subordinated Debenture Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior approval of each holder of the related Trust Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of Trust Preferred Securities except by subsequent vote of such holders. The Property Trustee shall notify each holder of Trust Preferred Securities of any notice of default with respect to the related Junior Subordinated Debentures. In addition to obtaining approvals of holders of Trust Preferred Securities referred to above, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Hercules Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Trust Preferred Securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote to be given to each holder of record of Trust Preferred Securities in the manner set forth in the applicable Trust Agreement.

     Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances referred to above, any Trust Preferred Securities that are owned by the Company or any affiliate of the Company shall, for purposes of such vote or consent, be treated as if they were not outstanding.

  Global Trust Preferred Securities

     If specified in the applicable Prospectus Supplement, Trust Preferred Securities may be represented by one or more global certificates deposited with, or on behalf of, DTC (or other Depositary identified in such Prospectus Supplement) or a nominee thereof, in each case for credit to an account of a participant in DTC (or other Depositary). The identity of the Depositary and the specific terms of the depositary arrangements with respect to the Trust Preferred Securities to be represented by one or more global certificates will be described in the applicable Prospectus Supplement. However, unless otherwise specified in the applicable Prospectus Supplement, DTC will be the Depositary and the depositary arrangements described with respect to the Debt Securities will apply to such Trust Preferred Securities as well, except all references to the Company shall include the Hercules Trusts and all references to the applicable Indenture will refer to the applicable Trust Agreement. See "Description of Debt Securities -- Description of the Senior Debt Securities and Subordinated Debt Securities -- Global Debt Securities."

  Payment and Paying Agent

     Payments in respect of any global certificate representing Trust Preferred Securities shall be made to Cede & Co. as nominee of DTC (or other applicable Depositary or its nominee), which shall credit the relevant accounts at DTC (or such other Depositary) on the applicable payment dates, while payments in respect of Trust Preferred Securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The Paying Agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' prior written notice to the Property Trustee, the Administrative Trustees and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

  Registrar and Transfer Agent

     The Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities.

     Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the applicable Hercules Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Hercules Trust will not be required to register or cause to be registered the transfer of its Trust Preferred Securities after they have been converted, exchanged, redeemed or called for redemption.

  Information Concerning the Property Trustee

     The Property Trustee, other than during the occurrence and continuance of an Event of Default under the applicable Trust Agreement, will undertake to perform only such duties as are specifically set forth in such Trust Agreement and, during the continuance of such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the Property Trustee will not be under any obligation to exercise any of the powers vested in it by such Trust Agreement at the request of any holder of the related Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in such Trust Agreement or is unsure of the application of any provision of such Trust Agreement, and the matter is not one on which holders of Trust Preferred Securities or Trust Common Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

  Miscellaneous

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate each Hercules Trust in such a way that (i) such Hercules Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act, (ii) such Hercules Trust will be classified as a grantor trust for United States federal income tax purposes and
(iii) the related Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Hercules Trust or the applicable Trust Agreement, that the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Trust Securities.

     Holders of Trust Preferred Securities will not have any preemptive or similar rights.

     A Hercules Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                           DESCRIPTION OF GUARANTEES

     A Guarantee will be executed and delivered by the Company concurrently with the issuance by a Hercules Trust of its Trust Preferred Securities for the benefit of the holders from time to time of such Trust Preferred Securities and will be held for such holders by The Chase Manhattan Bank, as trustee (the "Guarantee Trustee"). Each Guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such Guarantee, including the definitions therein of certain terms, and those made a part of such Guarantee by the Trust Indenture Act.

GENERAL

     The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the related Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Hercules Trust may have or assert other than the defense of payment. The following payments (the "Guarantee Payments") with respect to Trust Preferred Securities, to the extent not paid by or on behalf of the applicable Hercules Trust, will be subject to the applicable Guarantee: (i) any accumulated distributions required to be paid on such Trust Preferred Securities, to the extent that such Hercules Trust has funds legally available therefor at such time, (ii) the applicable redemption price with respect to such Trust Preferred Securities called for redemption, to the extent that such Hercules Trust has funds legally available therefor at such time, or (iii) upon a voluntary or involuntary dissolution and liquidation of such Hercules Trust (other than in connection with the distribution of the related Junior Subordinated Debentures to holders of such Trust Preferred Securities or the redemption, conversion or exchange of such Trust Preferred Securities), the lesser of (a) the amounts due upon the dissolution and liquidation of such Hercules Trust, to the extent that such Hercules Trust has funds legally available therefor at the time and (b) the amount of assets of such Hercules Trust remaining available for distribution to holders of its Trust Preferred Securities after satisfaction of liabilities to creditors of such Hercules Trust as required by applicable law. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Trust Preferred Securities entitled thereto or by causing the applicable Hercules Trust to pay such amounts to such holders.

     The Company will, through the applicable Guarantee, the applicable Trust Agreement, the related Junior Subordinated Debentures and the Junior Subordinated Debenture Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Hercules Trust's obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Hercules Trust's obligations under its Trust Preferred Securities.

  Ranking

     Each Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Senior Debt Securities, the Subordinated Debt Securities and the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. The Trust Agreements provide that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the related Guarantee. Each Guarantee will rank pari passu with all other guarantees (collectively, the "Other Guarantees") to be issued by the Company with respect to securities of Other Hercules Trusts.

     The Guarantees will not limit the amount of secured or unsecured debt, including Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture, that may be incurred by the Company or any of its subsidiaries.

  Guarantee of Payment

     Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against any other person or entity). A Guarantee will not be discharged except by payment of the related Guarantee Payments in full to the extent not paid by the applicable Hercules Trust or upon distribution of its Trust Preferred Securities to the holders of the related Junior Subordinated Debentures.

  Amendments and Assignment

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities (in which case no approval will be required), the applicable Guarantee may not be amended without the prior approval of the holders of a majority of the Liquidation Amount of such outstanding Trust Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of a Trust Agreement." All guarantees and agreements contained in a Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding.

  Events of Default

     An event of default under a Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any Guarantee Payment, the Company shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in Liquidation Amount of the related Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the applicable Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

     If the Guarantee Trustee fails to enforce a Guarantee, any holder of the related Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the applicable Hercules Trust, the Guarantee Trustee or any other person or entity.

  Termination

     A Guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of the related Trust Preferred Securities, upon full payment of all amounts due upon the dissolution and liquidation of the applicable Hercules Trust or upon the conversion or exchange of all of the related Trust Preferred Securities (whether upon distribution of Junior Subordinated Debentures to the holders of such Trust Preferred Securities or otherwise). A Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or such Guarantee.

  Governing Law

     The Guarantees will be governed by and construed in accordance with the laws of the State of New York.

  Information Concerning the Guarantee Trustee

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of a Guarantee, will undertake to perform only such duties as are specifically set forth in the Guarantees and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the Guarantee Trustee will not be under any obligation to exercise any of the powers vested in it by a Guarantee at the request of any holder of the related Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  Limited Purpose of the Hercules Trusts

     The Trust Preferred Securities will represent preferred beneficial interests in the applicable Hercules Trust, and each Hercules Trust exists for the sole purpose of issuing and selling its Trust Securities, using the proceeds from the sale of its Trust Securities to acquire the related Junior Subordinated Debentures of the Company and engaging in only those other activities necessary, advisable or incidental thereto.

  Rights Upon Dissolution

     Unless the Junior Subordinated Debentures are distributed to holders of the related Trust Securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Hercules Trust, after satisfaction of the liabilities of creditors of such Hercules Trust as required by applicable law, the holders of such Trust Securities will be entitled to receive, out of assets held by such Hercules Trust, the Liquidation Distribution in cash. See "Description of Trust Preferred Securities -- Liquidation of a Hercules Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a creditor of the Company, subordinated in right of payment to all Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture as set forth in the Junior Subordinated Debenture Indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of such Junior Subordinated Debentures, before any stockholders of the Company receive payments or distributions.

                       DESCRIPTION OF PURCHASE CONTRACTS
                               AND PURCHASE UNITS

     The Company may issue Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, Purchase Contract Securities at a future date or dates. The price per Purchase Contract Security may be fixed at the time the Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Purchase Contracts. The Purchase Contracts may be issued separately or as a part of units ("Purchase Units") consisting of a Purchase Contract and either (i) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debentures, (ii) debt obligations of third parties, including U.S. Treasury securities, or (iii) Trust Preferred Securities of a Hercules Trust, securing the holder's obligations to purchase the Purchase Contract Security under the Purchase Contract. The Purchase Contracts may require the Company to make periodic payments to the holders of the Purchase Units or vice versa and such payments may be unsecured or prefunded on some basis. The Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid purchase contracts ("Prepaid Securities") upon transfer by a holder to the Company of any collateral securing such holder's obligations under the original Purchase Contract.

     The applicable Prospectus Supplement will describe the terms of any Purchase Contracts or Purchase Units and, if applicable, Prepaid Securities.

                              PLAN OF DISTRIBUTION

     The Company and/or the Hercules Trusts may sell the Offered Securities (i) through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to a series of the Offered Securities will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company and/or the Hercules Trusts from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the Offered Securities may be listed.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in a Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If so indicated in a Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company and/or the Hercules Trusts at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in a Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("marketing firms"), acting as principals for their own accounts or as agents for the Company and/or a Hercules Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and/or a Hercules Trust and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of Offered Securities.

     Underwriters, dealers, remarketing firms and agents may be entitled under agreements entered into with the Company and/or the Hercules Trusts to indemnification by the Company and/or the Hercules Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company and/or the Hercules Trusts to payments they may be required to make in respect thereof, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offered Securities being offered hereby will be passed upon for the Company by Richard G. Dahlen, Esquire, Vice President and General Counsel of the Company, and by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, and for the Hercules Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, unless otherwise specified in a Prospectus Supplement. Mr. Dahlen owned beneficially, as of September 30, 1998, 15,333 shares of restricted stock under the Hercules Incorporated Long Term Incentive Compensation Plan (the "LTICP"), 244 shares of Common Stock under the Hercules Incorporated Savings and Investment Plan, and the right to acquire within 60 days hereof 25,200 shares under options held pursuant to the LTICP.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries which are incorporated by reference in the Company's most recent Annual Report on Form 10-K have been audited and reported upon by PricewaterhouseCoopers LLP, independent accountants, and are incorporated by reference in this Prospectus. Such financial statements are incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of BetzDearborn as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in the Company's Current Report on Form 8-K dated October 15, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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                        10,000,000 PREFERRED SECURITIES

                                [HERCULES LOGO]

                                HERCULES TRUST I

           % TRUST ORIGINATED PREFERRED SECURITIES(SM) ("TOPrS(SM)")

                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                             HERCULES INCORPORATED

               --------------------------------------------------
                             PROSPECTUS SUPPLEMENT
               --------------------------------------------------

                              MERRILL LYNCH & CO.
                           A.G. EDWARDS & SONS, INC.
                           MORGAN STANLEY DEAN WITTER
                            PAINEWEBBER INCORPORATED
                             PRUDENTIAL SECURITIES
                              SALOMON SMITH BARNEY

                                 MARCH   , 1999

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